BAY COLONY CORPORATE CENTER
1050 WINTER STREET
WALTHAM, MASSACHUSETTS

Lease Dated as of March 26, 2014

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in a certain building (the “Building”) known as, and with an address at, 1050 Winter Street, Waltham, Massachusetts 02451.

The parties to this Indenture of Lease hereby agree with each other as follows:

ARTICLE I
Reference Data

1.1	Subjects Referred To

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

Landlord:	BP BAY COLONY LLC, a Delaware limited liability company
Landlord’s Original Address	c/o Boston Properties Limited Partnership Prudential Center 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103
Landlord’s Construction Representative:	Michael Schumacher
Tenant:	LIONBRIDGE TECHNOLOGIES, INC., a Delaware corporation
Tenant’s Original Address:	1050 Winter Street, Suite 2300, Waltham, MA 02154
Tenant’s Email Address for Information Regarding Billings and Statements:	Derek.Salisbury@lionbridge.com, as the same may hereafter be changed by notice from Tenant to Landlord, pursuant to the terms of this Lease.
Tenant’s Construction Representative:	Derek Salisbury, as the same may hereafter be changed by notice from Tenant to Landlord, pursuant to the terms of this Lease.
Premises A Commencement Date:	As defined in Section 2.4 of this Lease and Section 1.2 of Exhibit B-1.
Premises B Commencement Date:	As defined in Section 2.4 of this Lease and Section 1.2 of Exhibit B-1.
Estimated Premises A Commencement Date:	July 7, 2014
Estimated Premises B Commencement Date:	Twelve (12) weeks following the date Tenant vacates and surrenders possession of Premises B to Landlord in accordance with the terms of Section 3.1 of this Lease.
Term or Lease Term (sometimes called the “Original Term”):
The period commencing on the Premises A
Commencement Date and ending on the last day
of the one hundred thirty-second
(132nd) full calendar month
immediately following the Premises B
Commencement Date (“Expiration Date”),
unless extended or sooner terminated as
provided in this Lease.

Extension Option:	One (1) period of five (5) years as provided in and on the terms set forth in Section 9.18 hereof.
The Site:	That certain parcel of land known as and numbered 1050 Winter Street, Waltham, Middlesex County, Massachusetts.
The Building:	The Building known as and numbered 1050 Winter Street, Waltham, Massachusetts.
The Property:	The Building together with all common areas, parking areas, decks and structures for 1050 Winter Street and the Site.
Office Park:
That certain office park known as Bay Colony
Corporate Center, containing the Building
and the additional buildings known as and
numbered 950, 1000 and 1100 Winter Street,
Waltham, Massachusetts, located on the
property more particularly described in
Exhibit A attached hereto.

Tenant’s Premises:
Premises A and Premises B, collectively (it
being understood and agreed that wherever in
this Lease the term “Premises” is used, it
shall be deemed to refer to Premises A and
Premises B collectively and not to any of
the foregoing spaces independently, unless
the applicable language specifically and
expressly indicates that the reference is
intended to be made to one of the foregoing
independently).

Premises A:
Approximately 26,793 square feet of Rentable
Floor Area on the first (1st)
floor of the North Wing of the Building, as
shown on, and in accordance with, the floor
plan annexed hereto as Exhibit D-1 and
incorporated herein by reference, as further
defined and limited in Section 2.1 hereof.

Premises B:
Approximately 27,478 square feet of Rentable
Floor Area on the second (2nd)
floor of the North Wing of the Building, as
shown on the floor plans annexed hereto as
Exhibit D-2 and incorporated herein by
reference, as further defined and limited in
Section 2.1 hereof.

Number of Parking Spaces:
One hundred sixty-two (162) parking spaces
(being three (3) spaces per 1,000 square
feet of the Rentable Floor Area of the
Premises), provided, however, fifty-four
(54) of such parking spaces will be located
and maintained in the structured parking
facility associated with the Building.

Annual Fixed Rent:	(a) During the Original Term of this Lease at the following rates:

(i) During the period commencing on the
Premises A Commencement Date through and
including the day immediately preceding the
Premises B Commencement Date, monthly fixed
rent for Premises A in the amount of
$78,146.25 per month (prorated for any
partial month as hereinafter set forth)
(being the product of (i) $35.00 and (ii)
the Rentable Floor Area of Premises A);
(ii) During the period commencing on the
Premises B Commencement Date and continuing
through and including the day immediately
preceding the date that is thirty (30)
months following the Premises B Commencement
Date (the “Interim Rent Period”), at the
annual rate of $1,339,409.00 (being the
product of (i) $24.68 and (ii) the “Rentable
Floor Area of the Premises” (hereinafter
defined in this Section 1.1); and
(iii) During the period commencing on the
day immediately following the expiration of
the Interim Rent Period through and
including the expiration of the Original
Lease Term, at the annual rate of
$1,899,485.00 (being the product of (i)
$35.00 and (ii) the Rentable Floor Area of
the Premises).
(b) During the extension option period (if
exercised), as determined pursuant to
Section 9.18.
By way of example only of the calculation of
the Interim Rent Period, if the Premises B
Commencement Date occurs on June 20, 2014,
then the Interim Rent Period would expire on
January 19, 2017.

Base Operating Expenses:	Landlord’s Operating Expenses (as hereinafter defined in Section 2.6) for calendar year 2014, being January 1, 2014 through December 31, 2014.
Base Taxes:	Landlord’s Tax Expenses (as hereinafter defined in Section 2.7) for fiscal tax year 2015, being July 1, 2014 through June 30, 2015.
Tenant Electricity:	As provided in Section 2.10.
Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.
Rentable Floor Area of the Premises:	54,271 square feet (being the sum of the Rentable Floor Area of Premises A and the Rentable Floor Area of Premises B).
Total Rentable Floor Area of the Building:	161,605 square feet.
Permitted Use:
General office purposes, and as ancillary
thereto (but not as primary uses) other uses
customarily accessory to and consistent with
general office purposes as from time to time
permitted as of right by the Zoning Code of
the City of Waltham.

Broker(s):	None.
Security Deposit:	$316,580.84, payable in accordance with and to be held subject to the provisions of Section 9.19.

1.2	Table of Articles and Sections

1.3	Exhibits

There are incorporated as part of this Lease:
	Exhibit A	—	Description of Office Park
	Exhibit B-1	—	Work Agreement
	Exhibit B-2	—	Preliminary Plans and Work Matrix
	Exhibit C	—	Landlord’s Services
	Exhibit D-1	—	Floor Plan of Premises A
	Exhibit D-2	—	Floor Plan of Premises B
	Exhibit E	—	Form of Declaration Affixing the Commencement Date of Lease
	Exhibit F	—	Schedule of Building Renovation Work
	Exhibit G	—	Form of Letter of Credit
	Exhibit H	—	Memorandum Re: Procedure for Allocation of Electricity Costs
	Exhibit I	—	Form of Certificate of Insurance
	Exhibit J	—	List of Mortgages
	Exhibit K	—	Broker Determination of Fair Market Prevailing Rent
	Exhibit L	—	Location of Tenant’s Reserved Parking Spaces
	Exhibit M	—	Rules and Regulations

ARTICLE II
Building, Premises, Term and Rent

2.1	The Premises

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, Tenant’s Premises in the Building excluding the floor slab, demising and perimeter walls (except the inner surfaces thereof) and exterior windows (except the inner surfaces thereof), the area located between the finished ceiling and the floor slab above, any space in the Premises used for common shafts, stacks, conduits, fan rooms, ducts, electric or other utilities, or other Building facilities, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building, and the common facilities described in Section 2.2 of this Lease, and if Tenant’s Premises includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and toilets located on such floor. Tenant’s Premises with such exclusions is hereinafter referred to as the “Premises.”

The Premises exclude the exterior walls, exterior windows (except the inner surfaces thereof), and the Common Areas.

Landlord represents to Tenant that: (a) Landlord holds fee simple title to the Property; (b) Landlord has full power and authority to enter into this Lease; (c) general office purposes is permitted as of right in the Building under the Zoning Code of the City of Waltham; (d) from and after the applicable commencement date for the applicable portion of the Premises and subject to Tenant’s rights under the Existing Lease (as hereinafter defined) with respect to Premises B, no other party claiming by, through or under Landlord will have any possessory right to the Premises; and (d) to Landlord’s actual knowledge, there are no easements, covenants, conditions, restrictions, licenses, declarations or similar agreements of record affecting the Building and/or the Site that would reasonably be expected to materially adversely affect Tenant’s use of or access to the Premises or Tenant’s rights or obligations under this Lease.

Subject to (i) emergency situations, (ii) the requirements of applicable Legal Requirements (as that term is defined in Exhibit B-1), and (iii) reasonable security procedures, Tenant shall have access to the Premises 24 hours per day, 7 days per week, throughout the Lease Term.

2.2	Rights to Use Common Facilities

Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as herein provided (provided that no such changes or alterations shall materially adversely affect Tenant’s access to or use of the Premises for the normal conduct of business or reduce the Number of Parking Spaces allotted to Tenant), Tenant shall have, as appurtenant to the Premises, the non- exclusive right to use in common with others, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice (a) the common lobbies, corridors, stairways, elevators and loading platform of the Building, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) common walkways and driveways necessary for access to the Building, (c) the parking facilities serving the Building, and (d) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby of such floor.

Provided the named Tenant herein has not sublet more than 25,000 rentable square feet of the Premises (other than to a Permitted Transferee), and continues to use and occupy the entire Premises then being leased to Tenant (or that portion of the Premises not subleased), Landlord shall continue to operate during the Term of this Lease (i) the café or an alternative food service establishment in the Building; and (ii) a fitness center in the building at 1000 Winter Street or in the Building.

Tenant shall have the right to contract separately with its own telecommunication service provider and Landlord will not unreasonably withhold consent to any request by Tenant to allow such provider to have access to the Building or to the Premises provided that Landlord may condition such access, without limitation of the foregoing, on Landlord’s approval of the identity of the service provider, its execution of an access and easement agreement satisfactory to Landlord and, should telecommunications services be furnished by such service provider to both Tenant and other tenants and occupants in the Building, then subject to the payment to Landlord by the service provider of reasonable fees assessed by Landlord in its reasonable discretion.

2.2.1 Tenant’s Parking

In addition, Tenant shall have the right to use in the parking area the Number of Parking Spaces (referred to in Section 1.1) for the parking of automobiles, in common with use by other tenants from time to time of the Property, provided, however, that Landlord shall not be obligated to furnish stalls or spaces on the Site specifically designated for Tenant’s use, except that up to ten (10) of Tenant’s Number of Parking Spaces in the structured parking facility shall be reserved spaces in the approximate location marked on Exhibit L attached hereto. In the event that the Rentable Floor Area of the Premises decreases at any time during the Lease Term, the Number of Parking Spaces provided to Tenant hereunder shall be reduced proportionately. Tenant covenants and agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord pursuant to Section 5.4 with respect to the use of the parking areas on the Site. The parking privileges granted herein are non-transferable except to a permitted assignee or subtenant and/or to Permitted Occupant under Section 5.6.7, all as provided in Section 5.6. Further, Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked on the Site or to any personal property therein, however caused, and Tenant covenants and agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. Tenant acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

2.3	Landlord’s Reservations

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use, and provided that, except to the extent such actions are undertaken to comply with applicable Legal Requirements, the Number of Parking Spaces allotted to Tenant, as well as Tenants’ Reserved Parking Spaces, shall not be reduced: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, (b) to perform, or cause to be performed, construction in the common areas and facilities or other leased areas on the Property or in the Office Park and (c) to reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the common areas and facilities and other tenancies and premises on the Property or in the Office Park, to create additional rentable areas through use or enclosure of common areas, and to dedicate roads within the Office Park for public use. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. In connection with the foregoing, Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant’s business operations in the Premises, consistent with the nature of the rights being exercised. Any non-emergency work performed pursuant to this Section 2.3 shall be performed at such times and in such a manner so as to minimize interference with Tenant’s operations in the Premises and only after reasonable advance notice to Tenant.

2.4	Habendum

Tenant shall have and hold the Premises for the Term. The Term of this Lease shall be the period specified in Section 1.1 hereof as the “Lease Term,” unless sooner terminated or extended as herein provided. The Lease Term shall commence (1) with respect to Premises A, on the earlier of (i) the date on which Landlord delivers Premises A to Tenant with the Landlord’s Work to Premises A substantially completed, as defined in Exhibit B-1 hereof, or (ii) that date on which Tenant commences occupancy of any portion of the Premises A for the Permitted Uses by moving in its furniture, personal property and conducting its business from Premises A and subject to Landlord’s obligation to complete the Landlord’s Work to Premises A, in the event Landlord has not substantially completed Landlord’s Work on such date (such earlier date, the “Premises A Commencement Date”), and (2) with respect to Premises B, on the earlier of (y) the date on which Landlord delivers Premises B to Tenant with the Landlord’s Work to Premises B substantially completed, as defined in Exhibit B-1 hereof, or (z) that date on which Tenant commences occupancy of any portion of the Premises B for the Permitted Uses by moving in its furniture, personal property and conducting its business from Premises B and subject to Landlord’s obligation to complete the Landlord’s Work to Premises B in the event Landlord has not substantially completed Landlord’s Work on such date (such earlier date, the “Premises B Commencement Date”), and continuing for the Term unless sooner terminated as provided in Article VI or Article VII or unless extended as provided in Section 9.18.

As soon as may be convenient after the dates have been determined on which the Term commences as aforesaid, Landlord and Tenant agree to join with each other in the execution of a written Declaration Affixing the Commencement Date of Lease, in the form of Exhibit E, in which the date on which the Term commences as aforesaid and the Term of this Lease shall be stated. If Tenant fails to execute such Declaration Affixing the Commencement Date of Lease, the Premises A Commencement Date, the Premises B Commencement Date and Lease Term shall be as reasonably determined by Landlord in accordance with the terms of this Lease.

2.5	Fixed Rent Payments

Tenant agrees to pay to Landlord, (1) (a) on the Premises A Commencement Date (as defined in Section 1.1 hereof) and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, a sum equal to one twelfth (1/12th) of the Annual Fixed Rent (sometimes hereinafter referred to as “fixed rent”) for the Premises specified in Section 1.1 hereof for the applicable portion of the Term of this Lease, plus (b) on the Premises A Commencement Date and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, an amount estimated by Landlord from time to time to cover Tenant’s monthly payments for electricity in the Premises under Section 2.10, provided, however, Tenant shall not have any obligation to pay monthly payments for electricity with respect to Premises B until the Premises B Commencement Date, and (2) on the first day of each and every calendar month during the extension option period (if exercised), a sum equal to (y) one twelfth (1/12th) of the Annual Fixed Rent as determined in Section 9.18 for the extension option period plus (z) then applicable monthly electricity charges under Section 2.10. Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Landlord either (i) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557, (ii) by wire transfer to Bank of America in Dallas, Texas, Bank Routing Number 0260-0959-3 or (iii) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing Number 111 000 012, and in the case of (ii) or (iii) referencing Account Number 3756454460, Account Name of Boston Properties, LP, Tenant’s name and the Property address. All remittances received by Boston Properties Limited Partnership as aforesaid, or by any subsequently designated recipient, shall be treated as payment to Landlord.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Premises A Commencement Date or the Premises B Commencement Date is a day other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Premises A Commencement Date or the Premises B Commencement Date, as applicable, to the first day of the succeeding calendar month.

Additional Rent payable by Tenant on a monthly basis, as hereinafter provided, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion but shall commence (y) with respect to Premises A, on the Premises A Commencement Date (excluding Additional Rent under Sections 2.6 and 2.7, which shall commence on the respective dates set forth in such Sections), and (z) with respect to Premises B, on the Premises B Commencement Date (excluding Additional Rent under Sections 2.6 and 2.7, which shall commence on the respective dates set forth in such Sections); and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

The Annual Fixed Rent and all other charges for which provision is herein made shall be paid by Tenant to Landlord, without offset, deduction or abatement except as otherwise specifically set forth in this Lease.

2.6	Operating Expenses

“Landlord’s Operating Expenses” means the cost of operation of the Building and the Site (including, without limitation, costs associated with the operation of other portions of the Office Park benefiting and providing services or appurtenant rights to the Property as part of the Office Park as a whole, to the extent allocable to the Property) which shall exclude costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation, the following: premiums for insurance carried with respect to the Building and the Site (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and insurance of monthly installments of fixed rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than 12 months in the case of both fixed rent and Additional Rent and if there be any first mortgage of the Property, including such insurance as may be required by the holder of such first mortgage); compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operating, maintaining or cleaning of the Building or Site; water, sewer, electric, gas, oil and telephone charges associated with the common areas of the Building and the Site (excluding utility charges separately chargeable to tenants); cost of building and cleaning supplies and equipment; cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursed from contractors under guarantees); cost of snow removal and care of landscaping; cost of operating, maintaining and cleaning the cafeteria, fitness center and any shared conference facilities serving the Building to the extent the revenue from each such facility is not sufficient to cover the operating expenses of such facility; payments under service contracts with independent contractors; management fees at reasonable rates for self-managed buildings consistent with the type of occupancy and the service rendered, but in no event in excess of three percent (3%) of fixed and additional rent scheduled for the Building; costs of maintaining a regional property management office in connection with the operation, management and maintenance of the Building; all costs of applying and reporting for the Building or any part thereof to seek or maintain certification under the U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar system or standard; and all other reasonable and necessary expenses paid in connection with the operation, cleaning and maintenance of the Building and the Site and properly chargeable against income. Landlord’s Operating Expenses shall include (a) depreciation for capital expenditures made by Landlord during the Lease Term (i) to reduce Landlord’s Operating Expenses if Landlord shall have reasonably determined that the annual reduction in Landlord’s Operating Expenses shall exceed depreciation therefor or (ii) to comply with applicable Legal Requirements (or any amendments or rulings thereto) first effective after the date of this Lease (including any new interpretation of existing Legal Requirements rendered after the date of this Lease) (the capital expenditures described in subsections (i) and (ii) being hereinafter referred to as “Permitted Capital Expenditures”), plus (b) in the case of both (i) and (ii) an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the locality in which the Building is located, and depreciation in the case of both (i) and (ii) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired and the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles (“GAAP”) and practices in effect at the time of acquisition of the capital item, consistently applied; provided, however, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in other Landlord’s Operating Expenses, including, without limitation, energy related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the annual depreciation therefor, then and in such event the amount of depreciation for such capital expenditure shall be increased to an amount equal to the Projected Annual Savings; and in such circumstance, the increased depreciation (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the item in question, together with interest thereon at the interest rate as aforesaid in equal monthly payments, each in the amount of 1/12th of the Projected Annual Savings, with such payment to be applied first to interest and the balance to principal.

In addition to the foregoing, if in any calendar year after 2014, Landlord shall provide a service to Building tenants that was not provided in 2014 and the service in question is consistent with the then prevailing standards for operating and maintaining a first-class office complex, then unless the service is required by Legal Requirements first applicable to the Building after the Premises A Commencement Date, the Base Operating Expenses shall be adjusted to include fifty percent (50%) of the reasonable estimate of the cost that would have been incurred by Landlord to provide such service in calendar year 2014. Further, if in any calendar year after 2014, Landlord shall cease to provide a service to Building tenants that was provided in 2014, then Base Operating Expenses shall be adjusted to exclude the cost of providing such services in calendar year 2014.

“Operating Expenses Allocable to the Premises” shall mean the same proportion of Landlord’s Operating Expenses for and pertaining to the Building and the Site as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Building.

“Base Operating Expenses” is hereinbefore defined in Section 1.1. Base Operating Expenses shall not include (i) market-wide cost increases due to extraordinary circumstances, including but not limited to Force Majeure (as defined in Section 9.30), conservation surcharges, security concerns, boycotts, strikes, embargoes or shortages (herein called “Temporary Cost Increases”); provided, however, that if any item(s) of Temporary Cost Increases shall continue uninterrupted beyond calendar year 2015, then the amount of such Temporary Cost Increase excluded from Base Operating Expenses with respect to such item(s) shall also be excluded from Landlord’s Operating Expenses for and with respect to any such calendar year during which such Temporary Cost Increase continues and (ii) the cost of any Permitted Capital Expenditures; provided, however, that any Permitted Capital Expenditures excluded from Base Operating Expenses shall not be included in Landlord’s Operating Expenses in any subsequent year.

“Base Operating Expenses Allocable to the Premises” means the same proportion of Base Operating Expenses for and pertaining to the Building and the Site as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Building.

If with respect to any calendar year falling within the Term, or fraction of a calendar year falling within the Term at the beginning or end thereof, the Operating Expenses Allocable to the Premises for a full calendar year exceed Base Operating Expenses Allocable to the Premises, or for any such fraction of a calendar year exceed the corresponding fraction of Base Operating Expenses Allocable to the Premises then, Tenant shall pay to Landlord, as Additional Rent, the amount of such excess. Such payments shall be made at the times and in the manner hereinafter provided in this Section 2.6.

Not later than one hundred and twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices consistently applied certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, Landlord’s Operating Expenses and Operating Expenses Allocable to the Premises (the “Operating Expense Statement”). The Operating Expense Statement shall also show for the preceding calendar year or fraction thereof as the case may be the amounts of Operating Expenses already paid by Tenant as Additional Rent, and the amount of Operating Expenses remaining due from, or overpaid by, Tenant for the calendar year or other period covered by such statement. Within thirty (30) days after the date of delivery of such statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.6 with respect to the preceding calendar year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 2.6 against (i) monthly installments of Fixed Rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant has no material outstanding obligations to Landlord under this Lease).

In addition, Tenant shall make payments in equal monthly installments on account of Landlord’s annual estimated amount of increases in Operating Expenses Allocable to the Premises as anticipated for the then current calendar year at the time and in the fashion herein provided for the payment of Fixed Rent. The amount to be paid to Landlord shall be an amount reasonably estimated annually by Landlord to be sufficient to cover, in the aggregate, a sum equal to Tenant’s share of such increases in Operating Expenses Allocable to the Premises for each calendar year during the Term.

Notwithstanding the foregoing, in determining the amount of Landlord’s Operating Expenses for any calendar year or portion thereof falling within the Lease Term (including the calendar year in which Base Operating Expenses are determined (the “Base Year”)), if less than ninety-five percent (95%) of the Total Rentable Floor Area of the Building shall have been occupied by tenants at any time during the period in question, then, at Landlord’s election with respect to years after the Base Year but on a mandatory basis for the Base Year, those components of Landlord’s Operating Expenses that vary based on occupancy for such period shall be adjusted to equal the amount such components of Landlord’s Operating Expenses would have been for such period had occupancy been ninety-five percent (95%) throughout such period.

Landlord’s failure to render or delay in rendering an Operating Expense Statement, Tax Expense Statement or annual electricity reconciliation statement pursuant to Exhibit H with respect to any calendar year shall not prejudice Landlord’s right thereafter to render the same with respect thereto nor shall the rendering of an Operating Expense Statement, Tax Expense Statement or annual electricity reconciliation statement, as applicable, for any calendar year prejudice Landlord’s right thereafter to render a corrected Operating Expense Statement, Tax Expense Statement or annual electricity reconciliation statement, as applicable, for such calendar year, provided, however, that Landlord shall in all events render the Operating Expense Statement, Tax Expense Statement or annual electricity reconciliation statement, as applicable, in question or any corrections thereto within two (2) years after the end of the calendar year covered by the applicable statement, and provided, further that the foregoing two (2) year period shall expressly not apply to any new or corrected Operating Expense Statement, Tax Expense Statement or annual electricity reconciliation statement, as applicable, rendered by Landlord to reflect charges or corrections in charges resulting from any late billing or corrected billing by a third party such as the taxing authority or utility provider.

2.7	Operating Expense Exclusions

Notwithstanding the provisions of Section 2.6 above, the following costs and expenses shall be excluded from Landlord’s Operating Expenses:

(1) Landlord’s Tax Expenses;

(2) principal or interest on indebtedness, debt amortization or ground rent paid by Landlord in connection with any mortgages, deeds of trust or other financing encumbrances, or ground leases of the Building or the Property;

(3) capital improvements or other capital expenditures to the Property other than the Permitted Capital Expenditures provided in subsection 2.6 above;

(4) legal, auditing, consulting and professional fees and other costs paid or incurred in connection with financings, refinancings or sales of any interest in Landlord or of Landlord’s interest in the Building or the Property or in connection with any ground lease (including, without limitation, recording costs, mortgage recording taxes, title insurance premiums and other similar costs, but excluding those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Building and/or the Site);

(5) legal fees, space planner’s fees, architect’s fees, leasing and brokerage commissions, advertising and promotional expenditures and any other marketing expense incurred in connection with the leasing, licensing or occupying of space in the Building (including new leases, lease amendments, lease terminations and lease renewals);

(6) the cost of any items to the extent to which such cost is reimbursed to Landlord by tenants of the Property (other than pursuant to Section 2.6), or other third parties, or is covered by a warranty to the extent of reimbursement for such coverage;

(7) expenditures for any leasehold improvement which is made in connection with the preparation of any portion of the Building for occupancy by any tenant or which is not made generally to or for the benefit of the Building or the Property;

(8) the cost of performing work or furnishing service to or for any tenant other than Tenant, at Landlord’s expense, to the extent such work or service is in excess of any work or service Landlord is obligated to provide to Tenant or generally to other tenants in the Building at Landlord’s expense;

(9) the cost of repairs or replacements incurred by reason of fire or other casualty, or condemnation (other than costs not in excess of a commercially reasonable deductible on any insurance maintained by Landlord which provides a recovery for such repair or replacement), to the extent Landlord actually receives proceeds of property and casualty insurance policies or condemnation awards or would have received such proceeds had Landlord maintained the insurance required to be maintained by Landlord under this Lease;

(10) the cost of acquiring sculptures, paintings or other objects of fine art in the Building;

(11) bad debt loss, rent loss, or reserves for bad debt or rent loss;

(12) unfunded contributions to operating expense reserves by other tenants;

(13) contributions to charitable or political organizations;

(14) expenses related solely and exclusively to the operation of the retail space in the Building;

(15) damage and repairs necessitated by the negligence or willful misconduct of Landlord Parties;

(16) fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants of the Building;

(17) interest, fines or penalties for late payment or violations of Legal Requirements by Landlord, if any, except to the extent incurring such expense is either (a) a reasonable business expense under the circumstances or (b) caused by a corresponding late payment or violation of a Legal Requirement by Tenant, in which event Tenant shall be responsible for the full amount of such expense;

(18) the cost of remediation and removal of “Hazardous Materials” (as that term is defined in Section 5.3 below in the Building or on the Property required by “Hazardous Materials Laws” (as that term is defined in Section 5.3 below, provided, however, that the provisions of this clause 18 shall not preclude the inclusion of costs with respect to materials (whether existing at the Property as of the date of this Lease or subsequently introduced to the Property) which are not as of the date of this Lease (or as of the date of introduction) deemed to be Hazardous Materials under applicable Hazardous Materials Laws but which are subsequently deemed to be Hazardous Materials under applicable Hazardous Materials Laws (it being understood and agreed that Tenant shall nonetheless be responsible under Section 5.3 of this Lease for all costs of remediation and removal of Hazardous Materials introduced or resulting from the acts or, where Tenant has a duty to act, omissions of any of the Tenant Parties). However, there shall be included in Operating Expenses the cost of Landlord’s routine annual or other periodic hazardous material or similar inspection of the buildings, the cost of which incurred during the Base Year shall also be included in Base Operating Expenses;

(19) costs of replacements, alterations or improvements necessary to make the Building or the Property comply with Legal Requirements in effect and applicable to the Building and/or the Property prior to the date of this Lease, except to the extent the need for such replacements, alterations or improvements is caused by Tenant Parties (in which case Tenant shall nonetheless be responsible for such costs in accordance with Section 5.10 of this Lease) provided, however, that the provisions of this clause 19 shall not preclude the inclusion of costs of compliance with Legal Requirements enacted prior to the date of this Lease if such compliance is required for the first time by reason of any amendment, modification or reinterpretation of a Legal Requirement which is imposed after the date of this Lease;

(20) costs and expenses incurred for the administration of the entity which constitutes Landlord, as the same are distinguished from the costs of operation, management, maintenance and repair of the Property, including, without limitation, entity accounting and legal matters;

(21) salaries and all other compensation (including fringe benefits) of partners, officers and executives above the grade of Regional Property Manager;

(22) Salaries or other compensation paid to employees above the grade of Regional Property Manager except that if any such employee performs a service which would have been performed by an outside consultant, the compensation paid to such employee for performing such service shall be included in Operating Expenses for the Building to the extent only that the cost of such service does not exceed the costs of such service had such service been performed by an outside consultant. Further, if and to the extent an employee performs services at the Building and other properties, such employee’s labor costs shall be reasonably allocated and only the portion reasonably allocable to the Building shall be included in Landlord’s Operating Expenses (nothing contained herein shall affect Landlord’s right to collect the management fee specifically provided for above);

(23) except as may be otherwise expressly provided in this Lease with respect to specific items, the cost of any services or materials provided by any party related to Landlord, to the extent such cost exceeds, the reasonable cost for such services or materials absent such relationship in self-managed buildings similar to the Building in the vicinity of the Building;

(24) Depreciation, except that “Permitted Capital Expenditures” (as hereinbefore defined) and interest and amortization thereon, which shall include payments for rented equipment to the extent that such rented equipment would, if purchased, constitute a Permitted Capital Expenditure or would be used in performing the work which constitutes a Permitted Capital Expenditure, shall be included in Operating Expenses;

(25) Any advertising, promotional or marketing expenses for the Building;

(26) Penalties and interest for late payment of any obligations of Landlord, including, without limitation, taxes, insurance, equipment leases and other past due amounts, provided that Tenant pays Operating Expenses and Real Estate Taxes timely as and when due;

(27) All costs and expenses of any special events (e.g. receptions, concerts); provided, however, that Tenant shall pay the entire costs and expenses of any special events run by Tenant;

(28) All legal, architectural, engineering, accounting and other professional fees; provided, however, that legal, architectural, engineering, accounting and other professional fees and costs incurred in connection with the management, operation, maintenance and repair of the Office Park shall be included in Operating Expenses;

(29) Reserves, provided, however, amounts actually expended in maintaining, repairing and operating the Property shall be included in Operating Expenses, except to the extent excluded, limited or the like, elsewhere in this Section 2.7;

(30) All costs and expenses arising out of (i) any violation or breach of any lease of space in the Building, the Site or the Office Park, or (ii) any other breach of contract by Landlord except if due to the act, omission, fault or negligence of Tenant; and

(31) Any management, administrative, supervisory or the like fee, charge or the like other than the three percent (3%) management fee set forth as item in the first paragraph of this Section 2.6; provided, however, that if Tenant requests Landlord or its managing agent to perform work for Tenant beyond that which is covered by this Lease, the same shall be done on a work order basis for which Landlord shall have the right to charge Tenant for Landlord’s performing same.

To the extent that Landlord owns other buildings in the Office Park, Landlord’s Operating Expenses that relate to the common areas of the Office Park (and not exclusively to the Building or exclusively to any other buildings within the Office Park) shall be reasonably allocated by Landlord among all such buildings in the Office Park.

2.8	Tenant’s Audit Right

Subject to the provisions of this Section 2.8 and provided that no monetary or material non-monetary Event of Default of Tenant exists, Tenant shall have the right to examine the correctness of the Landlord’s Tax Excess statement, Landlord’s Operating Expense statement and/or any annual electricity reconciliation statement or any item contained therein:

(1) Any request for examination in respect of any “Tax Year” or “Operating Year” (as such terms are defined hereinbelow) may be made by notice from Tenant to Landlord no more than one hundred eighty (180) days after the date Landlord provides to Tenant the applicable year-end statement required hereunder in respect of such Operating Year and such Tax Year (and only if Tenant shall have fully paid the amounts billed with respect to the applicable Operating Expenses, Taxes or electricity charge). Notwithstanding the foregoing, (i) if Tenant has not previously exercised its right, pursuant to this Section 2.8, to examine Landlord’s Tax Excess statement with respect to Base Taxes, Tenant may request such examination not later than the deadline for Tenant to exercise its right to examine Landlord’s statement relating to Landlord’s Tax Excess statement for fiscal year 2016, and (ii) if Tenant has not previously exercised its right, pursuant to this Section 2.8, to examine Landlord’s Operating Expense statement with respect to Base Operating Expenses, Tenant may request such examination not later than the deadline for Tenant to exercise its right to examine Landlord’s statement relating to Landlord’s Operating Expense statement for calendar year 2016. Such notice shall set forth in reasonable detail the matters questioned. Any examination must be completed and the results communicated to Landlord no more than one hundred eighty (180) days after Landlord provides Tenant with access to the books and records reasonably required to perform such examination. “Operating Year” shall mean a period of twelve (12) consecutive calendar months, commencing on the first day of January in each year, except that the first Operating Year of the Lease Term hereof shall be the period commencing on the Commencement Date and ending on the succeeding December 31, and the last Operating Year of the Lease Term hereof shall be the period commencing on January 1 of the calendar year in which the Lease Term ends, and ending with the date on which the Lease Term ends.

(2) Tenant hereby acknowledges and agrees that Tenant’s sole right to contest the Operating Expense Statement, the annual electricity reconciliation statement (the “Electricity Statement”) and Landlord’s Tax Expense Statement shall be as expressly set forth in this Section 2.8. Tenant hereby waives any and all other rights provided pursuant to applicable laws to inspect Landlord’s books and records and/or to contest the Landlord’s Operating Expense Statement, the Electricity Statement and Landlord’s Tax Expense Statement. If Tenant shall fail to timely exercise Tenant’s right to inspect Landlord’s books and records as provided in this Section 2.8, or if Tenant shall fail to timely communicate to Landlord the results of Tenant’s examination as provided in this Section 2.8, with respect to any Operating Year or Tax Year, as applicable, Landlord’s Operating Expense Statement, the Electricity Statement and Landlord’s Tax Expense Statement, as applicable, shall be conclusive and binding on Tenant

(3) So much of Landlord’s books and records pertaining to the specific matters questioned by Tenant for the Operating Year included in the Operating Expense Statement or Electricity Statement, as applicable, and/or the Tax Year included in the Tax Expense Statement, shall be made available to Tenant within a reasonable time after Landlord timely receives the notice from Tenant to make such examination pursuant to this Section 2.8, either electronically or during normal business hours at the offices in Massachusetts where Landlord keeps such books and records or at another location in Massachusetts, as reasonably determined by Landlord.

(4) Tenant shall have the right to make such examination no more than once in respect of any Operating Year or Tax Year, as applicable, for which Landlord has given Tenant a statement of the Landlord’s Operating Expenses, the Electricity Statement or of the Landlord’s Tax Expenses, as applicable.

(5) Such examination may be made only by a qualified employee of Tenant or a qualified independent certified public accounting firm or a qualified real estate professional or firm approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. No examination shall be conducted by an examiner who is to be compensated, in whole or in part, on a contingent fee basis.

(6) As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord a commercially reasonable form of agreement (with commercially reasonable exceptions for any Legal Requirements, litigation, and/or the like), agreeing to keep confidential any information which it discovers about Landlord or the Building in connection with such examination.

(7) No subtenant shall have any right to conduct any such examination and no assignee may conduct any such examination with respect to any period during which the assignee was not in possession of the Premises.

(8) All costs and expenses incurred by Tenant in connection with any such examination by Tenant shall be paid by Tenant. All costs and expenses incurred by Landlord in connection with any such examination by Tenant shall be paid by Landlord. If such examination indicates that Landlord has overcharged Tenant for Operating Expenses for such Operating Year by more than five percent (5%), or if such examination indicates that Landlord has overcharged Tenant for Taxes for such Tax Year by more than five percent (5%), then Landlord shall reimburse Tenant for the actual, reasonable out-of-pocket costs incurred by Tenant to perform the applicable audit.

(9) If as a result of such examination Landlord and Tenant agree that the amounts paid by Tenant to Landlord on account of the Landlord’s Operating Expenses, Taxes or electricity charges exceeded the amounts to which Landlord was entitled hereunder, or that Tenant is entitled to a credit with respect to the Landlord’s Operating Expenses, electricity charges or Landlord’s Tax Expenses, Landlord, at its option, shall either (i) refund to Tenant the amount of such excess, or apply the amount of such credit against Fixed Rent and Additional Rent, as the case may be, within thirty (30) days after the date of such agreement. Similarly, if Landlord and Tenant agree that the amounts paid by Tenant to Landlord on account of Landlord’s Operating Expenses, Electricity Statement or Landlord’s Tax Expenses, as applicable, were less than the amounts to which Landlord was entitled hereunder, then Tenant shall pay to Landlord, as Additional Rent hereunder, the amount of such deficiency within thirty (30) days after the date of such agreement.

(10) Tenant’s rights under this Section 2.8 shall apply only to Landlord’s Tax Excess statement, Landlord’s Operating Expense statement and/or any annual electricity reconciliation statement and shall not apply to other invoices or statement of Additional Rent billed to Tenant under this Lease and Tenant’s rights with respect to such other invoices or statements of Additional Rent shall be as set forth in Section 9.22 of this Lease.

2.9	Real Estate Taxes

If with respect to any full Tax Year or fraction of a Tax Year falling within the Term, Landlord’s Tax Expenses Allocable to the Premises as hereinafter defined for a full Tax Year exceed Base Taxes Allocable to the Premises, or for any such fraction of a Tax Year exceed the corresponding fraction of Base Taxes Allocable to the Premises then, on or before the thirtieth (30th) day following receipt by Tenant of the certified statement referred to below in this Section 2.9, Tenant shall pay to Landlord, as Additional Rent, the amount of such excess. Such payments shall be made at the times and in the manner hereafter provided in this Section 2.9. Not later than one hundred twenty (120) days after Landlord’s Tax Expenses Allocable to the Premises are determined for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, real estate taxes on the Building and the Site and abatements and refunds of any taxes and assessments. Expenditures for reasonable legal fees and for other reasonable expenses incurred in seeking the tax refund or abatement may be charged against the tax refund or abatement before the adjustments are made for the Tax Year. Only Landlord shall have the right to institute tax reduction or other proceedings to reduce real estate taxes or the valuation of the Building and the Site. Said statement to be rendered to Tenant shall also show for the preceding Tax Year or fraction thereof as the case may be the amounts of real estate taxes already paid by Tenant as Additional Rent, and the amount of real estate taxes remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of the foregoing statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.9 with respect to the preceding Tax Year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the provisions of this Section 2.9 against (i) monthly installments of Fixed Rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the over-payment as aforesaid if the Term has ended and Tenant has no material outstanding obligations to Landlord under this Lease).

In addition, payments by Tenant on account of Tenant’s annual estimated share on account of increases in real estate taxes reasonably anticipated by Landlord for the then current year shall be made monthly in equal installments at the time and in the fashion herein provided for the payment of Fixed Rent. The amount so to be paid to Landlord shall be an amount reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to Tenant’s share of such increases, at least ten (10) days before the day on which such payments by Landlord would become delinquent.

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the foregoing statement shall be rendered and payments made on account of such installments.

Terms used herein are defined as follows:

(i)	“Tax Year” means the twelve-month period beginning July 1 each year during the Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(ii)	“Landlord’s Tax Expenses Allocable to the Premises” shall mean the same proportion of Landlord’s Tax Expenses for and pertaining to the Building and the Site as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Building.

(iii)	“Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate real estate taxes on the Building and Site with respect to that Tax Year, reduced by any abatement receipts or refunds with respect to that Tax Year.

(iv)	“Base Taxes” is hereinbefore defined in Section 1.1.

(v)	“Base Taxes Allocable to the Premises” means the same proportion of Base Taxes for and pertaining to the Building and the Site as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Building.

(vi)	“Real estate taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any governmental authority on the Building and the Site which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Site, the Building and the Property (including without limitation, if applicable, the excise prescribed by Massachusetts General Laws (Ter Ed) Chapter 121A, Section 10 and amounts in excess thereof paid to the City of Waltham pursuant to agreement between Landlord and the City) and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”), which Abatement Expenses shall be excluded from Base Taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined, calculated as if Landlord had elected to pay such special taxes or assessments over the longest period allowed by laws (whether or not Landlord so elects). There shall be excluded from such taxes (1) all income, estate, succession, inheritance, franchise and transfer taxes; and (2) any fees, penalties, or interest payable on account of the late payment of any real estate taxes (except to the extent such late payment is the result of late payment of Annual Fixed Rent or Additional Rent by Tenant); provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Site or Building or Property, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Site and Buildings were the only property of Landlord.

(vii)	If during the Lease Term the Tax Year is changed by applicable law to less than a full 12-month period, the Base Taxes and Base Taxes Allocable to the Premises shall each be proportionately adjusted.

2.10	Tenant Electricity

Landlord shall allocate the costs of furnishing electricity for lights and plugs and the distribution components of the heating, ventilating and air conditioning system to Tenant in accordance with the procedure contained in Exhibit H, and Tenant shall pay for such costs as provided in said Exhibit H. Also, in the event that there is located in the Premises a data center containing high density computing equipment, as defined in the U.S. EPA’s Energy Star® rating system (“Energy Star”), Landlord may, at any time during the Term, require the installation in accordance with Energy Star of separate metering or check metering equipment (Tenant being responsible for the costs of any such meter or check meter and the installation and connectivity thereof). In such event, Tenant shall directly pay to the utility company, when separately billed by such utility company, all electric consumption on any meter and shall pay to Landlord, if not billed by such utility company, as Additional Rent, all electric consumption on any check meter within thirty (30) days after being billed thereof by Landlord, in addition to other electric charges payable by Tenant under this Lease.

ARTICLE III
Condition of Premises; Alterations

3.1	Preparation of Premises

The condition of the Premises upon Landlord’s delivery along with any work to be performed by either Landlord or Tenant shall be as set forth in the Work Agreement attached hereto as Exhibit B-1 and made a part hereof; it being the intention of Landlord and Tenant that, except as otherwise provided in Exhibit B-1 attached hereto, the Premises are to be constructed to a so-called “turn-key” basis by Landlord. It is understood and agreed that Landlord shall deliver the Premises to Tenant and Tenant shall vacate the Existing Premises (as hereinafter defined) in two (2) phases in accordance with the construction schedule submitted by Landlord and particularly set forth in this Section 3.1 and in Exhibit B-1 attached hereto.

Tenant acknowledges and agrees that Tenant is currently in possession and occupancy of (i) Premises B, and (ii) 12,377 square feet of rentable floor area on the first floor of the South Wing of the Building (the “Existing 1st Floor Space” and together with Premises B, collectively, the “Existing Premises”) pursuant to that certain Lease dated as of February 13, 1997, as affected by those certain letter agreements dated March 28, 1997 and January 29, 1999 respectively and as amended by that certain First Amendment to Lease dated as of June 29, 1999, that certain Second Amendment to Lease dated as of December 10, 1999, that certain Third Amendment to Lease dated as of September, 13, 2002, that certain Fourth Amendment to Lease dated as of March 9, 2004, that certain Fifth Amendment to Office Lease dated as of July 3, 2008 and that certain Sixth Amendment to Lease dated as of December 21, 2011 (collectively, the “Existing Lease”) for a term that is scheduled to expire on May 31, 2014. In order to facilitate the performance of Landlord’s Work to the Premises, simultaneously with the execution and delivery of this Lease, Landlord and Tenant shall execute and deliver a Seventh Amendment to Lease amending the Existing Lease (herein called the “Seventh Amendment to Lease”) to extend the lease term for the Existing Premises or a portion thereof, if necessary, for a stub term commencing on June 1, 2014 through (y) with respect to Premises B, the date that is ten (10) business days following the Premises A Commencement Date, and (z) with respect to the Existing 1st Floor Space, the date that is ten (10) business days following the Premises B Commencement Date, on and subject to the terms and conditions of the Seventh Amendment to Lease. In order to facilitate the performance of Landlord’s Work to Premises B, Tenant shall vacate and surrender possession of Premises B in the condition required under the Existing Lease (as amended by the Seventh Amendment to Lease) and relocate and occupy Premises A within ten (10) business days following the date that the Landlord’s Work to Premises A is substantially complete in accordance with Exhibit B-1 hereto (the “Premises B Vacating Date”). Notwithstanding the foregoing, Tenant agrees that Landlord shall be permitted reasonable access to Premises B during such ten (10) business day period to prepare Premises B for demolition and other Landlord’s Work to Premises B provided such activities will not unreasonably interfere with Tenant’s move out of Premises B in a timely fashion. Landlord agrees (i) to keep Tenant reasonably apprised on the progress of Landlord’s Work to Premises A and (ii) to give Tenant reasonable advance written notice of the anticipated date of substantial completion of Landlord’s Work to Premises A, such notice to be not less than five (5) business days in advance. If Tenant fails to vacate and surrender Premises B in accordance with the terms of the Existing Lease (as amended by the Seventh Amendment to Lease) by the Premises B Vacating Date then, in addition to Tenant being responsible for holdover and other damages pursuant to the Seventh Amendment to Lease, such failure shall constitute a Tenant Delay under this Lease as to Premises B, as more particularly set forth on Exhibit B-1 attached hereto. Tenant shall vacate and surrender possession of the Existing 1st Floor Space in the condition required under the Existing Lease (as amended by the Seventh Amendment to Lease) and relocate to and occupy Premises B within ten (10) business days following the date that the Landlord’s Work to Premises B is substantially complete in accordance with Exhibit B-1 hereto (the “Existing 1st Floor Space Vacating Date”). Landlord agrees (i) to keep Tenant reasonably apprised on the progress of Landlord’s Work to Premises B and (ii) to give Tenant reasonable advance written notice of the anticipated date of substantial completion of Landlord’s Work to Premises B, such notice to be not less than five (5) business days in advance. If Tenant fails to vacate and surrender the Existing 1st Floor Space in accordance with the terms of the Existing Lease (as amended by the Seventh Amendment to Lease) by the Existing 1st Floor Space Vacating Date then, in addition to Tenant being responsible for holdover and other damages pursuant to the Seventh Amendment to Lease, such failure shall constitute a Tenant Delay under this Lease as more particularly set forth on Exhibit B-1 attached hereto.

ARTICLE IV
Landlord’s Covenants; Interruptions and Delays

4.1	Landlord Covenants

	4.1.1	Services Furnished by Landlord

To furnish services, utilities, facilities and supplies set forth in Exhibit C equal to those customarily provided by landlords in first-class office buildings in the Boston West Suburban Market subject to escalation reimbursement in accordance with Section 2.6.

4.1.2	Additional Services Available to Tenant

To furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar first-class office buildings in the Boston West Suburban Market, all upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, at the rates described above in this Section, the charges of Landlord providing any such additional Building services requested by Tenant and for the cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the express written request of Tenant within thirty (30) days after being billed therefor.

4.1.3	Roof, Exterior Wall, Floor Slab and Common Facility Repairs

Except for (a) normal and reasonable wear and use and (b) damage caused by fire and casualty and by eminent domain, and except as otherwise provided in Article VI and subject to the escalation provisions of Section 2.6, (i) to make such repairs and maintenance to the roof, exterior walls, exterior windows and glass, downspouts, drainage systems, floor slabs and common areas and facilities as may be necessary to keep them in serviceable condition and (ii) to repair and maintain the Building, the Property and the Site (exclusive of Tenant’s responsibilities under this Lease), all in a first class manner comparable to the maintenance of similar first-class office properties in the Boston West Suburban Market.

4.1.4	Signage

To provide and install, at Landlord’s expense, building standard signage to identify Tenant’s official name and Building address (i) on all Building directories, and (ii) at the main entrance door to the Premises; all such letters and numerals shall be in the building standard graphics and no others shall be used or permitted for such directory or entry signage, unless Landlord shall permit other tenants to use their own graphics and logos, in which case Tenant may use its own graphic and logos on such directory or entry signage, as applicable. In addition, Tenant shall have the right, at its sole cost and expense and subject to Landlord’s right to reasonably approve all graphics, to install and maintain Building standard tenant identification signs on Tenant’s other entry doors and in the elevator lobbies on any floor(s) of the Building on which the Premises are located to identify Tenant’s name and Building address.

Provided and so long as Tenant has not assigned this Lease or sublet more than forty percent (40%) of the Premises, Tenant shall have the right to one non-exclusive, building standard listing of Tenant’s name (“Tenant’s Monument Signage”) on the monument sign (the “Monument”) Landlord proposes to install at the exterior entrance of the Building upon the final installation thereof and subject to Landlord’s receipt of all necessary governmental permits and approvals for such Monument. Tenant’s Monument Signage shall be installed by Landlord at Tenant’s sole cost and expense, and the final design and location thereof shall be in Landlord’s sole discretion. Tenant’s right to install the Tenant’s Monument Signage shall be personal to the Tenant originally named herein and any Permitted Transferee under Section 5.6.4 below. Tenant shall be responsible for the costs to repair, maintain and replace Tenant’s Monument Signage during the Term of this Lease.

4.2	Interruptions and Delays in Services and Repairs, Etc.

Except as expressly provided in this Section 4.2, Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including without limitation by reason of Force Majeure (as defined in Section 9.30 hereof), Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VI, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

Notwithstanding anything to the contrary in this Lease contained, if due to (i) any repairs, alterations, replacements, or improvements made by Landlord, or (ii) Landlord’s failure to make any repairs, alterations, or improvements required to be made by Landlord hereunder or to provide access to the Premises or any service required to be provided by Landlord hereunder, any portion of the Premises becomes untenantable or inaccessible so that for the Premises Untenantability Cure Period, as hereinafter defined, the continued operation in the ordinary course of Tenant’s business is materially adversely affected, then, provided that Tenant ceases to use the affected portion of the Premises by reason of such untenantability, and that such untenantability or inaccessibility, as the case may be, and Landlord’s inability to cure such condition is not caused by the fault or neglect of Tenant or Tenant’s agents, employees or contractors, Annual Fixed Rent, Landlord’s Tax Expenses Allocable to the Premises and Operating Expenses Allocable to the Premises shall thereafter be abated in proportion to such untenantability or inaccessibility and its impact on the continued operation in the ordinary course of Tenant’s business at the Premises until the day such condition no longer has the material adverse effect referred to above. For the purposes hereof, the “Premises Untenantability Cure Period” shall mean (i) in connection with a failure by Landlord to provide required services or access to the Premises due to an event or circumstance within Landlord’s reasonable control or in connection with any alterations, replacement, or improvements made by Landlord to other tenant premises within the Building, a period of four (4) consecutive business days after Landlord’s receipt of written notice from Tenant of such untenantability or inaccessibility and (ii) in connection with a failure by Landlord to provide required services or access to the Premises due to an event or circumstance not within Landlord’s reasonable control, a period of fourteen (14) consecutive business days after Landlord’s receipt of written notice from Tenant of such untenantability or inaccessibility. The remedies set forth in this Section 4.2 shall be Tenant’s sole remedies for the events described herein. The provisions of this Section 4.2 shall not apply in the event of untenantability or inaccessibility caused by fire or other casualty, or taking (which shall be subject to the terms and conditions of Article VI below).

4.3	Hazardous Materials

Landlord represents and warrants to Tenant that, to the best of Landlord’s actual knowledge as of the date of this Lease, there are no Hazardous Materials in the Building or on the Site which are or would be required to be removed or otherwise abated in accordance with applicable Hazardous Materials Laws. Subject to the limitations of Section 9.3 hereof, Landlord shall remove or abate as required by applicable Hazardous Materials Laws (as that term is defined in Section 5.3 below) any Hazardous Materials (as that term is defined in Section 5.3 below) on, at, beneath, or migrating from the Site or in the Building which require removal or abatement pursuant to applicable Hazardous Materials Laws, provided that the foregoing removal and/or abatement requirements shall not apply to Hazardous Materials which are first introduced or first become present in the Building or on the Site after the Premises A Commencement Date (x) because of the action or (where action is required hereunder or under Hazardous Materials Laws) inaction of any tenant or occupant in the Site, including Tenant, or (y) because of the use of Hazardous Materials, or additions, alterations or improvements by Tenant or anyone claiming by, through or under Tenant or any other occupant (other than any Landlord Party) of the Building (items (x) and (y) being herein collectively called the “Exclusions”). Subject to the limitations of Section 9.3 hereof and except with respect to the Exclusions, Landlord agrees to defend, indemnify, and save Tenant harmless from liability, loss and damage to persons or property and from any claims (including, without limitation, bodily injury, property damage, and environmental clean-up claims and notices of responsibility), actions, proceedings and expenses in connection therewith resulting from (1) the presence of Hazardous Materials on, at, beneath, or migrating from the Site or in the Building (other than Hazardous Materials introduced by Tenant (or anyone claiming by, through, or under Tenant) or any other occupant of the Building; or (2) the failure of Landlord to fulfill its obligations under the this Section 4.3; provided, however, that in no event shall the foregoing indemnity (i) cover or in any way include the Exclusions or (ii) render Landlord liable for any loss or damage to Tenant’s Property and Landlord shall in no event be liable for indirect, consequential or punitive damages. This indemnity and hold harmless agreement shall survive the expiration or earlier termination of this Lease. In connection with the foregoing, Landlord hereby agrees to use commercially reasonable efforts to enforce the terms of its leases with other tenants of the Building and/or the Site, in the event of a violation of Hazardous Materials Laws resulting from the action or inaction of any tenant or occupant of the Building and/or the Site, or any employee, agent or contractor thereof; provided, however, that, in no event shall Landlord be liable to Tenant for any violation of Hazardous Materials Laws by any tenant or occupant of the Building.

4.4	Compliance with Law

Subject to Tenant’s obligations under Section 5.10, Landlord shall comply with all applicable Legal Requirements now or hereafter in force that impose a duty on Landlord with respect to the common areas of the Building and/or the Site or which Legal Requirements are imposed generally on a building wide basis to the Building (and which requirements are not imposed or triggered as a result of the particular use or manner of use of any tenant or occupant in the Building, including Tenant, or due to any additions, alterations or improvements by any other tenant occupant of the Building, including Tenant). Landlord hereby warrants and represents to Tenant that, to the best of Landlord’s knowledge, as of the date of this Lease, Landlord has received no written notices from governmental authorities alleging that the Building or any portion thereof is in violation of any applicable Legal Requirements, including without limitation, (i) Title III of the Americans with Disabilities Act of 1990, or any regulations promulgated thereunder, or (ii) the regulations of the Massachusetts Architectural Access Board set forth in 521 CMR 1.00.

ARTICLE V
Tenant’s Covenants

Tenant covenants and agrees to the following during the Term and such further time as Tenant occupies any part of the Premises:

5.1	Payments

To pay when due all Fixed Rent and Additional Rent and all charges for utility services rendered to the Premises (except as otherwise provided in Exhibit C) and, as further Additional Rent, all charges for additional services rendered pursuant to Section 4.1.2. In the event Tenant pays any utilities for the Premises directly to the utility company or provider, Tenant shall grant Landlord access to Tenant’s account with such utility company or provider so that Landlord can review the utility bills relating to the Premises

5.2	Repair and Yield Up

Except as otherwise provided in Article VI and Section 4.1.3 to keep the Premises in good order, repair and condition, and all glass in the Premises (except glass in exterior walls unless the damage thereto is attributable to Tenant’s negligence or misuse, subject to Section 8.13) and doors of the Premises whole and in good condition with glass of the same type and quality as that injured or broken, in each case reasonable wear and tear, damage by fire or other casualty as to which Tenant has no obligation to restore pursuant to Article VI below or taking under the power of eminent domain and, subject to the waiver of subrogation set forth in Section 8.13 of this Lease, damage resulting from the negligence of any of the Landlord Parties, their agents, contractors or employees or from the failure of Landlord to perform its obligations under this Lease only excepted, and at the expiration or termination of this Lease peaceably to yield up the Premises including all construction, work, improvements, and all alterations and additions thereto in such condition, first removing all furniture, fixtures, equipment, goods and effects of Tenant and any Required Removables which Landlord notified Tenant may have to be removed at the expiration or earlier termination of the Term pursuant to Section 5.12 below, and repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat, exclusive of minor scrapes and nail holes associated with hanging pictures and other decorative items in the Premises. Notwithstanding the foregoing, in no event shall Tenant be required to remove any element of Landlord’s Work or any cabling and wiring existing in the Premises as of the date of this Lease. Tenant’s repair, maintenance and replacement obligations include, without limitation, repairs, maintenance and replacement of: (a) Landlord’s Work (subject to Landlord’s obligations under Section 1.3 of Exhibit B-1 hereto); (b) any generator, UPS and roof equipment installed at any time by or on behalf of Tenant, (c) electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant; (d) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, electrical and similar facilities exclusively serving Tenant; (e) lighting within the Premises (including lighting fixtures and replacement of bulbs and ballasts), (f) ceiling tiles, (g) bathrooms within the Premises, and (h) Alterations made by or on behalf of Tenant or any Tenant Parties. Tenant shall not permit or commit any waste, and subject to Section 8.13, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to common areas in the Building, to the Site or to the Office Park caused by Tenant, Tenant’s agents, contractors, employees, sublessees, licensees, concessionaires or invitees.

5.3	Use

To use the Premises for no other purpose than the Permitted Use, and not to injure or deface the Premises, Building, the Site or any other part of the Office Park nor to permit by Tenant or any party claiming by, through or under Tenant in the Premises or on the Site any auction sale, vending machine (other than those used exclusively by Tenant’s personnel), or inflammable fluids or chemicals (except as set forth in the last grammatical paragraph of this Section 5.3), or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to permit in the Premises anything which would in any way result in the leakage of fluid or the growth of mold, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is inconsistent with the maintenance of the Building as an office building of the first class in the quality of its maintenance, use and occupancy, or which is likely to disturb the quiet enjoyment of other occupants of the Building or the Office Park, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building. Further, (i) Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to introduce, keep, maintain, store or dispose of (into the sewage or waste disposal system or otherwise) or engage in any activity which might introduce, produce or generate asbestos, petroleum (and any breakdown product thereof), lead containing paint, PCBs, and any other substance which is or may hereafter be classified as a hazardous material, waste or substance (collectively “Hazardous Materials”), under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”), (ii) Tenant shall, promptly after becoming aware of same, notify Landlord of any incident in, on or about the Premises, the Building or the Site that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with each of the foregoing, and (iv) Landlord shall have the right to make such inspections (including testing) as Landlord shall elect from time to time to determine that Tenant is complying with the foregoing.

Notwithstanding the foregoing, Tenant may use normal amounts and types of substances typically used for office uses, provided that Tenant uses such substances in the manner which they are normally used for office uses, and in compliance with all Hazardous Materials Laws and other applicable laws, ordinances, bylaws, rules and regulations, and Tenant obtains and complies with all permits required by Hazardous Materials Laws or any other laws, ordinances, bylaws, rules or regulations prior to the use or presence of any such substances in the Premises. Nothing herein shall be construed to render Tenant liable for any Hazardous Materials in, on or under the Building and/or the Site unless such Hazardous Materials are introduced or become present as the result of (x) the acts or, where Tenant has a duty to act, omissions of Tenant or any Tenant Parties, (y) the use, storage, transportation, release or disposal of Hazardous Materials by Tenant or any of the Tenant Parties, including any materials or substances which are not as of the date of this Lease (or as of the date of introduction) deemed to be Hazardous Materials under applicable Hazardous Materials Laws but which are subsequently deemed to be Hazardous Materials under applicable Hazardous Materials Laws, or (z) any breach of this Lease by Tenant or any of the Tenant Parties (including any breach of the rules and regulations promulgated by Landlord pursuant to Section 5.4 of this Lease).

5.4	Obstructions; Items Visible From Exterior; Rules and Regulations

(a) Not to obstruct in any manner any portion of the Building not hereby leased or any portion of the other buildings in the Office Park or the Site used by Tenant in common with others, not without prior consent of Landlord (which shall be in Landlord’s sole discretion) to permit (except as otherwise expressly provided herein in this Lease, including Section 5.12) the painting or placing of any signs (other than Tenant’s standard signage, logos and graphics in the reception area within the Premises), curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises (including, without limitation, from common lobbies within the Building); and to comply with all reasonable rules and regulations now or hereafter made by Landlord, pursuant to this Section 5.4, of which Tenant has been given notice, for the care and use of the Building and Site and their facilities and approaches; Landlord shall not be liable to Tenant for the failure of other occupants of the Buildings to conform to such rules and regulations, provided that Landlord agrees to use reasonable efforts to enforce such rules and regulations in a uniform and non-discriminatory manner.

(b) Tenant shall abide by the rules and regulations from time to time established by Landlord and sent by Landlord to Tenant in writing with at least ten (10) days’ advance written notice, it being agreed that such rules and regulations will be established and generally applied by Landlord in a non-discriminatory fashion, such that all rules and regulations shall be generally applicable to other tenants and occupants of the Building of similar nature to the Tenant named herein. Landlord shall not be liable to Tenant for violation of the same by any other tenant or occupant of the Building, or persons having business with them. The current rules and regulations for the Building are attached as Exhibit M to this Lease. In the event that there shall be a conflict between such rules and regulations and the provisions of this Lease, the provisions of this Lease shall control. Notwithstanding the foregoing, Landlord will be deemed to have provided Tenant with notice of the rules and regulations or any amendments or revisions thereto if such rules and regulations (or amendments or revisions thereto) are posted to the website for the Building or are included in the Tenant Handbook available to tenants of the Building.

5.5	Safety Appliances

To keep the Premises equipped with all safety appliances required by any public authority (it being agreed that Landlord’s Work, shall include safety appliances required for Tenant to lawfully occupy the Premises) because of (i) any use made by Tenant other than normal office use, (ii) Tenant’s particular configuration of furniture within the Premises, (iii) any alterations, additions or improvements made by or on behalf of Tenant in the Premises (other than Landlord’s Work unless due to Tenant’s particular design or requirements for Landlord’s Work), or (iv) any subletting of any portion of the Premises, and to procure all licenses and permits so required because of any of the foregoing items described in clauses (i), (ii), (iii) or (iv) above, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use. Landlord agrees to provide any other safety appliances so required by law (i.e., except to the extent the same are required by reason of clauses (i), (ii), (iii) or (iv) above), the cost of which shall be included in Landlord’s Operating Expenses to the extent provided in Section 2.6 above.

5.6	Assignment; Sublease

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. If and so long as Tenant is a corporation with fewer than five hundred (500) shareholders or a limited liability company or a partnership, subject to the provisions of Section 5.6.4 below, an assignment, within the meaning of this Section 5.6, shall be deemed to include one or more sales or transfers of stock or membership or partnership interests, by operation of law or otherwise, or the issuance of new stock or membership or partnership interests, by which an aggregate of more than fifty percent (50%) of Tenant’s stock or membership or partnership interests shall be vested in a party or parties who are not stockholders or members or partners as of the date hereof, except that the transfer of the outstanding capital stock of or equity interests in Tenant or any subtenant by persons or parties through the “over the counter market” or through any recognized stock exchange shall not be deemed an assignment of this Lease. For the purpose of this Section 5.6, ownership of stock or membership or partnership interests shall be determined in accordance with the principles set forth in Section 544 of the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of any subsequent law. In addition, the merger or consolidation of Tenant into or with any other entity, or the sale of all or substantially all of its assets, shall be deemed to be an assignment within the meaning of this Section 5.6. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under Sections 5.6.1-5.6.6 shall, at Landlord’s election, be void; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof. The limitations of this Section 5.6 shall be deemed to apply to any Guarantor(s), if applicable, of this Lease.

5.6.1	Notwithstanding the provisions of Section 5.6 above, in the event Tenant desires to assign this Lease or to sublet the whole or any part of the Premises, Tenant shall give Landlord notice (the “Proposed Transfer Notice”) of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 5.6.3 below, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in said Section 5.6.3 (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed assignment or subletting pursuant to Section 5.6.3 below, all other information necessary to make the determination referred to in said Section 5.6.3 and (e) in the case of a proposed assignment or subletting pursuant to Section 5.6.4 below, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 5.6.4. Within thirteen (13) business days following Landlord’s receipt of Tenant’s Proposed Transfer Notice given as aforesaid, Landlord shall make and submit to Tenant Landlord’s consent, or refusal to consent accompanied by Landlord’s reasons therefor pursuant to Section 5.6.3, or advise Tenant in reasonable detail of the particular respects in which Tenant’s notice and/or submission is insufficient (failing which, such notice and submission shall be deemed adequate) in which case Tenant shall re-submit such notice with all required information and thereupon the thirteen (13) business day period shall again be applicable.

5.6.2	Landlord shall have the right at its sole option, to be exercised within thirteen (13) business days after receipt of Tenant’s Proposed Transfer Notice (the “Acceptance Period”) for an assignment of this Lease or a sublease which itself, or in combination with all other existing subleases would result in the subleasing of fifty percent (50%) or more of the Premises, to terminate this Lease as of a date specified in a notice to Tenant, which date shall not be earlier than sixty (60) days nor later than one hundred and twenty (120) days after Landlord’s notice to Tenant; provided, however, that upon the termination date as set forth in Landlord’s notice, all obligations relating to the period after such termination date (but not those relating to the period before such termination date) with respect to the Terminated Portion of the Premises (as hereinafter defined) only shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the termination date. Notwithstanding the foregoing, in the event that Tenant shall only propose to sublease a portion of the Premises, which sublease itself, or in combination with all other existing subleases would result in the subleasing of fifty percent (50%) or more of the Premises, Landlord shall only have the right to so terminate this Lease with respect to those portions of the Premises which Tenant has previously subleased and proposes to sublease (the “Terminated Portion of the Premises”), and from and after the termination date the Rentable Floor Area of the Premises shall be reduced to the rentable floor area of the remainder of the Premises not subleased by Tenant and the definition of Rentable Floor Area of the Premises shall be so amended and after such termination all references in this Lease to the “Premises” or the “Rentable Floor Area of the Premises” shall be deemed to be references to the remainder of the Premises and accordingly Tenant’s payments for Annual Fixed Rent, operating costs, real estate taxes and electricity shall be reduced on a pro rata basis to reflect the size of the remainder of the Premises. In the case of a partial subletting where Landlord has exercised its termination right pursuant to this Section 5.6.2, Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after demand therefore, the reasonable cost to separately physically demise that portion of the Premises which are being terminated from the remainder of the Premises. In the event that Landlord shall not exercise its termination rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section the provisions of Sections 5.6.3, 5.6.5 and 5.6.6 shall be applicable. This Section 5.6.2 shall not be applicable to an assignment or sublease (in whole or in part) pursuant to Section 5.6.4.

5.6.3	Notwithstanding the provisions of Section 5.6 above, but subject to the provisions of this Section 5.6.3 and the provisions of Sections 5.6.5 and 5.6.6 below, in the event that Landlord has the right to terminate this Lease in whole or in part pursuant to Section 5.6.2 and shall not have exercised such termination right as set forth in Section 5.6.2, or shall have failed to give any or timely notice under Section 5.6.2, then for a period of one hundred eighty (180) days (i) after the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (ii) after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 5.6.2 as the case may be, Tenant shall have the right to assign this Lease or sublet the Premises or the portion thereof identified in Tenant’s Proposed Transfer Notice in accordance with the Proposed Transfer Notice provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.

Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a)	the proposed assignee or subtenant is (i) a tenant or occupant in the Building or elsewhere within the Office Park and Landlord then has or will have within the necessary time period available space for lease within the Office Park comparable in size to the space proposed to be subleased to such subtenant, (ii) in active negotiation with Landlord or an affiliate of Landlord for premises in the Building or elsewhere within the Office Park, or (iii) not of a character consistent with the operation of a first class office building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency) that regularly deals with the public at large in such agency’s office, e.g., the Social Security Administration or Registry of Motor Vehicles), or

(b)	the proposed assignee or subtenant is not of good character and reputation, or

(c)	the proposed assignee or subtenant does not possess adequate financial capability to perform the Tenant obligations as and when due or required, or

(d)	the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the Permitted Use as stated in Section 1.1 hereof, or

(e)	the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be reasonably likely to materially increase Landlord’s Operating Expenses beyond that which Landlord would reasonably anticipate incurring for use of the Premises for normal and customary office usage); (ii) be reasonably likely to materially increase the burden on elevators or other Building systems or equipment over the burden generated by normal and customary office usage; or (iii) violate or be reasonably likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f)	there shall be existing an Event of Default (defined in Section 7.1), or

(g)	any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

(h)	the holder of any mortgage or ground lease on property which includes the Premises does not approve of the proposed assignment or sublease, to the extent that such holder has consent rights under the terms of their ground lease or mortgage, or

(i)	due to the identity or business of a proposed assignee or subtenant, such approval would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement affecting space in the Building or elsewhere in the Property.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within one hundred eighty (180) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 5.6.1 shall be applicable.

5.6.4	Notwithstanding the foregoing provisions of Sections 5.6, 5.6.2, 5.6.3 and 5.6.5, but subject to the provisions of Sections 5.6.1 and 5.6.6, Tenant shall have the right to assign this Lease or to sublet the Premises (in whole or in part) or to transfer Tenant’s interest under this Lease, without the consent of Landlord but after reasonable advance notice (not less than fifteen (15) days before the effective date of the transaction or, if a transfer to a Business Transferee is confidential, as soon as is reasonably possible, but in no event later than fifteen (15) days after such transaction), to any other entity (the “Successor Entity”) (i) which controls or is controlled by Tenant or Tenant’s parent corporation, or (ii) which is under common control with Tenant (a Successor Entity under clauses (i) and/or (ii) being referred to as an “Affiliate Transferee”), or (iii) which purchases all or substantially all of the assets and/or capital stock of Tenant, or (iv) which purchases a controlling interest in Tenant, or (v) which merges, consolidates or combines with Tenant (a Successor Entity under clauses (iii), (iv) and/or (v) being referred to as a “Business Transferee”), provided that the Successor Entity to which this Lease is so assigned or which so sublets the Premises has a net worth at the time of transfer and immediately thereafter (as determined using generally accepted accounting principles consistently applied and using the most recent audited financial statements of such transferee) of not less than Fifty Million and 00/100 Dollars ($50,000,000.00) (the foregoing transferees referred to, individually or collectively, as a “Permitted Transferee”). Except in cases of statutory merger with a Business Transferee, in which case the surviving entity in the merger shall be liable as the Tenant under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Permitted Transferee. If any parent, affiliate or subsidiary of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a parent, affiliate or subsidiary, such cessation shall be considered an assignment or subletting requiring Landlord’s consent, as more particularly provided in this Section 5.6.

5.6.5	In the case of any assignment or subleasing as to which Landlord may consent (other than an assignment, subletting or transfer permitted under Section 5.6.4 above) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any, shall be paid to Landlord. The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate prorations in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, additional rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant as a result of such subletting or assignment that are related to the leasing or occupancy of the space, as opposed to the purchase price of the ongoing business conducted by Tenant, less the actual out-of-pocket costs of Tenant incurred in such subleasing or assignment (the definition of which consists of rent concessions, brokerage commissions, legal fees of outside counsel engaged by Tenant in connection with such assignment or subleasing, alteration allowances, and other costs of any leasehold improvements made by Tenant in connection with such subletting or assignment), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment.

All payments of the Assignment/Sublease Profits due Landlord shall be made within fifteen (15) business days after receipt of same by Tenant.

5.6.6	(A) It shall be a condition of the validity of any assignment or subletting consented to under Section 5.6.3 above, or any assignment, subletting or transfer of right under Section 5.6.4 above when Tenant is not the resulting or surviving entity, that both Tenant (except in the event Tenant ceases to exist through a merger with a Business Transferee) and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound directly to Landlord for all (provided that in the instance of a subletting, then to the extent reasonably equitable and in proportion to the subletting) the obligations of the Tenant under this Lease (including any amendments or extensions thereof), including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (but in the case of a partial subletting pursuant to Section 5.6.4, such subtenant shall agree on a pro rata basis to be so bound), (b) to comply with the provisions of Sections 5.6 through 5.6.6 hereof and (c) to indemnify the “Landlord Parties” (as defined in Section 8.13) as provided in Section 8.1 hereof. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder and Tenant shall remain fully and primarily liable therefor (except in the event Tenant ceases to exist in connection with a transaction with a Business Transferee permitted pursuant to Section 5.6.4) and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(B) As Additional Rent and excluding any transfers permitted without Landlord’s consent pursuant to Section 5.6.4 above, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, the reasonable out of pocket legal fees and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting, not to exceed Three Thousand Dollars ($3,000) for any one transaction. Section 5.12 hereof shall apply to any request for plan review made in connection with any transfer.

(C) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, at any time and from time to time after the occurrence of an Event of Default by Tenant, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Sections 5.6 through 5.6.6 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(D) The consent by Landlord to an assignment or subletting under Section 5.6.3 above, or the consummation of an assignment or subletting of right under Section 5.6.4 above, shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting, except to the extent such consent is not required pursuant to Section 5.6.4 hereof.

(E) On or after the occurrence, and during the continuance, of an “Event of Default” (defined in Section 7.1), Landlord shall be entitled to one hundred percent (100%) of any Assignment/Sublease Profits.

(F) Without limiting Tenant’s obligations under Section 5.12, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

(G) In addition to the other requirements set forth in this Lease and notwithstanding any other provision of this Lease, partial sublettings of the Premises shall only be permitted under the following terms and conditions: (i) the layout of both the subleased premises and the remainder of the Premises must comply with applicable Legal Requirements, ordinances, rules and/or regulations and be approved by Landlord, including, without limitation, all requirements concerning access and egress; (ii) in the event the subleased premises are separately physically demised from the remainder of the Premises, Tenant shall pay all costs of separately physically demising the subleased premises; and (iii) there shall be no more than four (4) subleases in effect in the Premises at any given time.

5.6.7	Notwithstanding the other provisions of this Lease, Tenant may, from time to time and without (i) being in violation of this Section 5.6, (ii) Landlord having a right of recapture on account thereof, and (iii) Tenant or such Permitted Occupant having deliver a written occupancy agreement to Landlord pursuant to Section 5.6.6, permit one or more portions of the Premises to be used and occupied by employees or agents of Tenant’s independent contractors, contractors, and subcontractors, and Tenant’s affiliates, subsidiaries and/or parent companies (such party permitted to occupy portions of the Premises pursuant to this Section 5.6.7 being referred to individually as a “Permitted Occupant”, or collectively as the “Permitted Occupants), on a temporary basis pursuant to an oral or written revocable license, which Permitted Occupants are using any such space in connection with the performance of their contract obligations to Tenant (or in connection with other business relationships with Tenant providing for cooperative or collaborative work or projects such that such occupants have a reasonable need to work in proximity with Tenant) in connection with the Permitted Use and without payment of consideration therefor to Tenant other than the performance of such contract obligations or of such business relationship, provided, however, that incidental use of such space by any such Permitted Occupants on behalf of another entity shall not be deemed a violation of this Lease. Any space used for the purposes of this paragraph by such Permitted Occupants shall be unified with (e.g. not separately demised), and indistinguishable from, other portions of the Premises not used for such purposes. Without limiting the generality of Section 8.1 below, Tenant shall indemnify, defend and save Landlord harmless from and against any liability, loss, cost or damage resulting from the acts, omissions or negligence of any such Permitted Occupants, and/or the failure of such contractors or subcontractors to comply with the terms and conditions of this Lease, and any act, omission, negligence or breach of this Lease by such Permitted Occupants shall be deemed to be the act, omission, negligence or breach of this Lease by Tenant. From time to time upon the written request of Landlord, Tenant shall identify in writing any such Permitted Occupants so using and occupying portions of the Premises pursuant to this Section 5.6.7.

5.7	Right of Entry

To permit Landlord and its agents to examine the Premises at reasonable times and (except in the event of an emergency) upon reasonable prior notice and subject to Tenant’s reasonable security requirements of which Landlord has been given prior notice, if Landlord shall so elect, to make any alterations, additions or improvements contemplated by this Lease or any repairs or replacements Landlord may deem necessary in accordance with the terms and provisions of this Lease; to remove, at Tenant’s expense, any alterations, addition, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing; and to show the Premises to prospective tenants during the eleven (11) months preceding expiration of the Term and to prospective purchasers and mortgagees at all reasonable times.

In connection with the foregoing, Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant’s business operations in the Premises, consistent with the nature of the rights being exercised; provided, however, that in the event Tenant sends (or any other party sends) a notice to Landlord alleging the existence of a dangerous or unsafe condition, any requirements for prior notice or limitations on Landlord’s access to the Premises contained in this Lease shall be deemed waived by Tenant so that Landlord may immediately exercise its rights under this Section 5.7 and Section 9.16 in such manner as Landlord deems necessary in its sole discretion to remedy such dangerous or unsafe condition.

5.8	Floor Load; Prevention of Vibration and Noise

Not to place a load upon the Premises exceeding an average rate of 70 pounds of live load per square foot of floor area (partitions shall be considered as part of the live load); and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant so as to eliminate such vibration or noise.

5.9	Personal Property Taxes

To pay promptly when due all taxes which may be imposed upon “Tenant’s Property” (as defined in Section 8.4 hereof) in the Premises to whomever assessed.

5.10	Compliance with Laws

Subject to Landlord’s express obligations set forth in Section 4.4 above, to comply with all applicable Legal Requirements now or hereafter in force regarding the operation of Tenant’s business or which shall impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises, except that Tenant shall not be required to make any alterations or additions required by Legal Requirements to be made to the Premises or the Base Building (as hereinafter defined) unless such alterations or additions are required by reason of: (x) Tenant’s use of the Premises for other than general office use or Tenant’s particular manner of use, or (y) alterations, additions, or improvements made by or on behalf of Tenant (exclusive of Landlord’s Work).  “Base Building” shall include the structural portions of the Building (including the roof, exterior walls, load bearing walls unless installed by Tenant, foundation, structural floor slabs, downspouts, gutters and other structural elements of the Building), the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located.  Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 5.10.

5.11	Payment of Litigation Expenses

As Additional Rent, to pay all reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant or any guarantor (Landlord hereby similarly agreeing to pay all reasonable third-party costs, counsel or other fees incurred by Tenant in connection with such successful enforcement by Tenant of any obligations of Landlord under this Lease or in connection with any bankruptcy case involving Landlord).

5.12	Alterations

Tenant shall not make alterations, additions or improvements (collectively “Alterations”) to Tenant’s Premises except in accordance with plans and specifications therefor first approved by Landlord, which approval shall not be unreasonably withheld or delayed. However, Landlord’s determination of matters relating to aesthetic issues relating to Alterations which are visible outside the Premises (including, without limitation, from common lobbies within the Building) shall be in Landlord’s sole discretion (except that Landlord hereby approves the signage, logo, and graphics currently displayed in the reception area of the Existing Premises for use in the Premises). Without limiting such standard Landlord shall not be deemed unreasonable for withholding or conditioning its approval of any Alterations (including, without limitation, any Alterations to be performed by Tenant under Article III) which (a) in Landlord’s reasonable opinion will materially adversely affect any structural or exterior element of the Building, any area or element outside of the Premises, or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (b) involve or affect the exterior design, size, height, or other exterior dimensions of the Building or (c) will require unusual expense to readapt the Premises to normal office use on Lease termination or expiration or increase the cost of construction or of insurance or taxes on the Building or of the services called for by Exhibit C unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination or expiration without expense to Landlord, or (d) will adversely affect, in Landlord’s reasonable opinion, the issuance or maintenance of any LEED rating in effect for the Building, or (e) enlarge the Rentable Floor Area of the Premises, or (f) are inconsistent, in Landlord’s reasonable judgment, with alterations customarily performed in first class office buildings in the Boston West Suburban Market (the foregoing alterations, additions or improvements described in subclauses (a) through (f) being sometimes collectively referred to as “Special Improvements”). All Alterations shall become a part of the Building upon the expiration or earlier termination of this Lease unless Landlord shall specify the same for removal at the time consent is given by Landlord as hereinafter set forth, as “Required Removables.” If Tenant shall make any Alterations that are considered Required Removables (as hereinafter defined), then Landlord may elect, provided Landlord so elects at the time Tenant requests Landlord’s consent to such Alterations, to require Tenant at the expiration or sooner termination of the Term of this Lease to remove such Alterations and restore the Premises to substantially the same condition as existed prior to the installation of such Required Removables. For the purposes hereof, “Required Removables” shall mean include, without limitation, all wiring and cabling installed by Tenant, or on account of Tenant, for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building, including all risers, data centers in excess of 2,000 square feet of rentable floor area (either singly or collectively), non-core restrooms (and any horizontal plumbing lines associated with such restrooms), locker rooms, showers and cafeterias or full-service kitchens (but not the type of kitchenettes typically found in first-class office buildings) installed by or on behalf of Tenant (other than as part of Landlord’s Work) and any Special Improvements.

Landlord’s review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of this Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements nor give right to any other parties. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any such work. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans (excluding any review respecting initial improvements performed pursuant to Article III hereof for which a fee has previously been paid but including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to the sum of: (i) $150.00 per hour for time spent by Landlord’s in-house personnel (not to exceed $1,000.00 per project), and (ii) all reasonable third-party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work, Landlord hereby agreeing to cap any plan review costs (i.e. inclusive of items (i) and (ii) above) relating to interior, non-structural Alterations that do not impact any Building Systems at $6,000.00 in connection with any single request for approval. Provided that the Tenant’s plans and specifications contain at least the information required by, and conform to the requirements of, Exhibit B-3, Landlord agrees to respond to Tenant’s request for consent to such plans and specifications ten (10) business days after receipt thereof, except that with respect to any Special Improvements or other structural alterations, such response time shall be extended to fifteen (15) business days. All Alterations shall be part of the Building unless and until Landlord shall specify the same for removal pursuant to Section 5.2 at the time Landlord provides Landlord’s consent to the plans and specifications for such Alterations. All of Tenant’s Alterations and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Buildings or Site or interfere with construction or operation of the Buildings and other improvements to the Site and, except for installation of furnishings and moveable trade equipment, shall be performed by Landlord’s general contractor or by contractors or workers first approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. Except for work by Landlord’s general contractor, Tenant, before its work is started, shall secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them and security reasonably satisfactory to Landlord protecting Landlord against liens arising out of the furnishing of such labor and material where such Alterations are budgeted to cost in excess of Two Hundred Thousand Dollars ($200,000) per project; and cause each contractor to carry insurance in accordance with Section 8.14 herein and to deliver to Landlord certificates of all such insurance. Except with respect to purely cosmetic work, such as floor and wall coverings and painting, Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any Alterations in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by or on behalf of any Tenant Parties (exclusive of Landlord’s Work). Landlord shall have the right to provide such reasonable rules and regulations pursuant to Section 5.4 relative to the performance of any Alterations and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations promulgated pursuant to Section 5.4 provided Tenant is given notice (or is deemed to have notice pursuant to Section 5.4) and a copy of such rules and regulations prior to the date Tenant commences to perform such Alteration and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Buildings or the Site and immediately to discharge any such liens which may so attach. Tenant shall pay, as Additional Rent, 100% of any real estate taxes on the Property which shall, at any time after commencement of the Term, be expressly assessed by the taxing authority upon any Alteration to the Premises made by Tenant. Tenant acknowledges and agrees that Landlord shall be the owner of any Alterations in the Premises or the Building to the extent paid for by Landlord.

5.13	Alterations Permitted without Landlord’s Consent

Notwithstanding the terms of Section 5.12, Tenant shall have the right, without obtaining the prior consent of Landlord and without having to post payment and/or performance bonds or the like, but upon notice to Landlord given ten (10) days prior to the commencement of any work (which notice shall specify the nature of the work and include plans and specifications describing the Alterations in reasonable detail), to make Alterations to the Premises where:

(i) the same are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building (including no signs on windows);

(ii) the same do not affect the roof, any structural element of the Building, the mechanical, electrical plumbing, heating, ventilating, air-conditioning and fire protection systems of the Building;

(iii) the cost of any individual alteration, addition or improvement shall not exceed $200,000.00 and the aggregate cost of said alterations, additions or improvements made by Tenant during the initial Lease Term pursuant to this Section 5.13 shall not exceed $1,000,000.00 in cost; and

(iv) Tenant shall comply with the provisions of this Lease and if such work increases the cost of insurance or taxes or of services, Tenant shall pay for any such increase in cost.

Tenant shall not be required to remove any Alteration for which Landlord’s consent is not required under this Section 5.13.

5.14	Vendors

Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or the Property or interfere with Building construction or operation and shall be performed by vendors first approved by Landlord, which approval shall not be unreasonably withheld or delayed.

5.15	OFAC

(A) As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the United States Treasury (“OFAC”) (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person that either may cause or causes Landlord to be in violation of any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties contained in this subsection shall be deemed a default by Tenant under Section 7.1 of this Lease (subject, to the extent such breach is susceptible to cure, to notice and an opportunity to cure as provided in Section 7.1) and shall be covered by the indemnity provisions of Section 8.1 below, and (y) the representations and warranties contained in this subsection shall be continuing in nature during the Term of this Lease and shall survive the expiration or earlier termination of this Lease. Notwithstanding anything contained herein to the contrary, for the purposes of this subsection (A) the phrase “owned or controlled directly or indirectly by any person, group, entity or nation” and all similar such phrases shall not include (1) any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange or (2) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Tenant.

(B) As an inducement to Tenant to enter into this Lease, Landlord hereby represents and warrants that: (i) Landlord is not, nor is it owned or controlled directly or indirectly by, any Prohibited Person (as defined in Section 5.15(A) above); (ii) Landlord is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) Landlord (and any person, group, or entity which Landlord controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person that either causes or may cause Tenant to be in violation of any OFAC rule or regulation. In connection with the foregoing, is expressly understood and agreed that (y) any breach of the foregoing representations and warranties contained in this subsection shall be deemed a default by Landlord under this Lease, (subject, to the extent such breach is susceptible to cure, to applicable notice and an opportunity to cure as provided in this Lease), and shall be covered by the indemnity provisions of Section 8.1.1 below, and (z) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease. Notwithstanding anything contained herein to the contrary, for the purposes of this subsection (B) the phrase “owned or controlled directly or indirectly by an person, group, entity or nation” and all similar such phrases shall not include (1) any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange or (2) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Boston Properties Limited Partnership or the holder of any direct or indirect interest in Boston Properties Limited Partnership.

ARTICLE VI
Casualty and Taking

6.1	Damage Resulting from Casualty

In case during the Lease Term the Building or the Site are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred twenty (120) days from the time that repair work would commence, Landlord may, at its election, terminate this Lease by notice given to Tenant within thirty (30) days after Landlord’s delivery to Tenant of Landlord’s estimate of restoration, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination. Within sixty (60) days after the occurrence of any casualty damage to the Building (exclusive of any casualty affecting only the leased premises of other tenants), Landlord shall cause a reputable, independent contractor, engineer, insurance adjuster or other qualified professional to prepare an estimate of the time that would be required to restore the Building as required by this Article VI (the “Landlord’s Restoration Notice”), which estimate shall be delivered to Landlord and Tenant within such sixty (60) day period. Such estimate shall provide the basis for the termination rights, if any, of Landlord and Tenant under this Article 6.

In case during the Term, the Premises are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within two hundred ten (210) days (and/or as to special work or work which requires long lead time then if such work cannot reasonably be expected to be repaired within such additional time as is reasonable under the circumstances given the nature of the work) from the time that repair work would commence, Tenant may, at its election, but without any obligation to do so, terminate this Lease by notice given to Landlord within thirty (30) days after receipt of Landlord’s estimate of restoration, specifying the effective date of termination. The effective date of termination specified by Tenant shall be not less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.
Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If the Building or the Site or any part thereof are damaged by fire or other casualty and this Lease is not so terminated, or Landlord or Tenant have no right to terminate this Lease, and in any such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building (and/or the Site), Landlord promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Building in the event of damage thereto (excluding “Tenant’s Property” (as defined in Section 8.4 hereof), except as expressly provided in the immediately following paragraph of this Section 6.1) into proper condition for use and occupation and a just proportion of the Annual Fixed Rent, Tenant’s share of Operating Costs and Tenant’s share of real estate taxes according to the nature and extent of the injury to the Premises shall be abated until the Premises shall have been put by Landlord substantially into such condition except for punch list items and long lead items which will not materially diminish Tenant’s ability to use the Premises or perform Tenant’s restoration work to the Premises. Notwithstanding anything herein contained to the contrary, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net insurance proceeds, provided Landlord obtained and maintained the insurance Landlord is obligated to obtain and maintain under the provisions of this Lease. If such net insurance proceeds are not allowed by such mortgagee or ground lessor to be applied to, or are insufficient for, the restoration of the Building and if Landlord does not otherwise elect to restore the Building, then Landlord shall give prompt notice to Tenant terminating this Lease, the effective date of which termination shall not be less than sixty (60) days after the date of notice of such termination.

Notwithstanding the foregoing, if Landlord is proceeding with the restoration of the Building and the Premises in accordance with the previous paragraph, Landlord shall also restore any alterations, additions or improvements within the Premises that are part of Tenant’s Property (x) which have previously been approved by Landlord in accordance with the terms and provisions of this Lease or which are existing in the Premises as of the date of this Lease, and (y) with respect to which Tenant has carried “all risk” insurance covering the loss or damage in accordance with Section 8.4 below and pays the proceeds of such insurance (or an amount equivalent thereto) to Landlord within five (5) business days following Landlord’s written request; provided, however, that in no event shall Landlord be required to fund any insufficiency in the insurance proceeds (or equivalent amount) provided by Tenant with respect to such loss or damage (or to fund any of the costs of restoration in the absence of any payment by Tenant).

If neither party has previously terminated this Lease and Landlord’s restoration is not completed within ten (10) months from the date of the casualty or taking (or such longer period of time as may be set forth in Landlord’s Restoration Notice if neither party exercised its right to terminate this Lease on account thereof), such period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure, as defined in Section 9.30, (but in no event for more than an additional two (2) months on account of Force Majeure) or due to delay resulting from the acts, omissions, fault, interference, negligence or willful misconduct of Tenant or any Tenant Parties), Tenant, as its sole and exclusive remedy, shall have the right, but without any obligation to do so, to terminate this Lease at any time after the expiration of such ten (10) month period (as extended) or longer period in Landlord’s Restoration Notice until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within thirty (30) days after Landlord’s receipt of Tenant’s notice, such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect.

6.2	Uninsured Casualty

Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained by Landlord or required to be maintained by Landlord hereunder and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence, Landlord may, at its election, terminate the Term of this Lease by notice to the Tenant given within sixty (60) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

6.3	Rights of Termination for Taking

If the entire Building, or such portion of the Premises as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes, shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Further, if (x) the entire Building shall be taken or (y) so much of the Building shall be so taken that continued operation of the Building would be uneconomic as a result of the taking, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken). If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it. If such net condemnation proceeds are not allowed by such mortgagee or ground lessor to be applied to, or are insufficient for, the restoration of the Building and if Landlord does not otherwise elect to restore the Building, then Landlord shall give prompt notice to Tenant terminating this Lease, the effective date of which termination shall not be less than sixty (60) days after the date of notice of such termination.

If the Premises shall be affected by any exercise of the power of eminent domain, then the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be abated for the remainder of the Lease Term.

Notwithstanding anything to the contrary in this Lease, either express or implied, any right of Landlord to terminate said Lease under this Article 6 on account of fire or other casualty, or on account of eminent domain or a taking, that in any event affects a portion of the Building or Property (regardless of whether or not the Premises are affected) shall be in all events subject to Landlord not selectively discriminating against Tenant by terminating Tenant, but not likewise terminating the leases of at least eighty percent (80%) of tenants and/or occupants of the portion(s) of the Building or Property affected to an equal or greater extent than the Premises and for which Landlord has the express right to terminate.

Notwithstanding anything to the contrary in this Lease, either express or implied, in addition to Tenant’s right to terminate as provided herein, Tenant shall have the additional right, but without any obligation to do so, to terminate this Lease if a material portion of the Premises has been damaged by Casualty during the final year of the Term (taking into account any extension option exercised by Tenant) that is not estimated by Landlord to be restored with at least nine (9) months following such restoration, remaining in the Lease Term.

6.4	Award

Landlord shall have and hereby reserves to itself any and all rights to receive awards made for damages to the Premises, the Buildings, the Property and the Site and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby grants, releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to execute and deliver such further assignments and assurances thereof as Landlord may from time to time request.

Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceeding a claim for the value of any of Tenant’s usual trade fixtures installed in the Premises by Tenant at Tenant’s expense and for relocation and moving expenses, provided that such action and any resulting award shall not affect or diminish the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE VII
Default

7.1	Tenant’s Default

(a)	If at any time subsequent to the date of this Lease any one or more of the following events (herein called an “Event of Default”) shall occur:

(i)	Tenant shall fail to pay the fixed rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, and the same continues for five (5) business days after notice specifying such failure from Landlord thereof; or

(ii)	Landlord having rightfully given the notice specified in subdivision (i) above twice in any calendar year with respect to any payments of Annual Fixed Rent, Operating Expenses Allocable to the Premises, Landlord’s Tax Expenses Allocable to the Premises, electricity charges or similar regular recurring payments of Additional Rent due from Tenant under this Lease and Tenant shall thereafter in the same calendar year fail to pay the Annual Fixed Rent, Operating Expenses Allocable to the Premises, Landlord’s Tax Expenses Allocable to the Premises, electricity charges or similar regular recurring payments of Additional Rent on or before the date on which the same become due and payable; or

(iii)	Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Sections 5.6 through 5.6.5 of this Lease, if not terminated and fully reversed to Landlord’s reasonable satisfaction within five (5) business days after notice from Landlord specifying such violation; or

(iv)	Tenant shall fail to maintain the general liability insurance required under this Lease, or Tenant shall employ labor or contractors within the Premises which interfere with Landlord’s Work, in violation of Exhibit B-1, and the same continues for five (5) business days after notice specifying such failure from Landlord to Tenant thereof; or

(v)	Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

(vi)	Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant, and such taking or other process of law is not vacated, dismissed, stayed, removed, discharged or the like within ten (10) business days; or

(vii)	Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(viii)	A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed or unvacated, for an aggregate of sixty (60) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain undismissed or unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive) then, and in any of said cases (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance).

Landlord lawfully may, immediately or at any time thereafter, and without demand or further notice terminate this Lease by notice to Tenant, specifying a date not less than ten (10) days after the giving of such notice on which this Lease shall terminate, and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term (Tenant hereby waiving any rights of redemption), and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b)	If this Lease shall have been terminated as provided in this Article, then Landlord may, without notice, re- enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

(c)	In the event that this Lease is terminated under any of the provisions contained in Section 7.1 (a) or shall be otherwise terminated by breach of any obligation of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, and for the whole thereof, but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses permitted under this Article 7, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount, if any, thereof shall be payable by Tenant. Further, amounts received by Landlord from such reletting for any period shall be credited only against obligations of Tenant allocable to such period, and shall not be credited against obligations of Tenant hereunder accruing subsequent or prior to such period; nor shall any credit of any kind be due for any period after the date when the term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in the Building.

(d)	(i) In the alternative, Landlord may elect, by notice given to Tenant at any time after such termination and whether or not Landlord shall have collected any damages under subsection (c) above, but as liquidated, final damages and in lieu of all other damages beyond the date of such notice, to require Tenant to pay such a sum as at the time of the giving of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of 6% per annum, of the total rent and other charges which would have been payable by Tenant under this Lease from the date of such notice for what would be the then unexpired Lease Term if the Lease terms had been fully complied with by Tenant over and above (b) the discounted present value, at a discount rate of 6% per annum, of the total rent and other charges that would be received by Landlord if the Premises were re-leased at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in rent if such are applicable) prevailing at the time of such notice as reasonably determined by Landlord, plus all expenses which Landlord may have incurred with respect to the collection of such damages.

(ii) Without limitation of any other rights or remedies afforded to Landlord under this Lease, at law or in equity, Landlord and Tenant agree that the foregoing remedy set forth in Section 7.1(d)(i) for liquidated final damages has been expressly agreed to by both Landlord and Tenant in consideration of Landlord’s agreement under this Section 7.1(d)(ii) to waive any right Landlord may now (or hereafter) possess under any and all applicable Legal Requirements to pursue a claim following an Event of Default for a full and immediate acceleration of all of the Annual Fixed Rent and Additional Rent due under this Lease for the remainder of the Term and, without limitation of any other damages Landlord may be entitled to recover under this Section 7.1 on account of an Event of Default, and Landlord agrees that Landlord’s right to pursue a claim for acceleration of the Annual Fixed Rent and Additional Rent for the remainder of the Lease Term will be limited to the Landlord’s remedies and recovery set forth in Section 7.1(d)(i) above and in Section 7.1(d)(iii) below.

(iii) For the purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with the immediately preceding paragraphs (d)(i) and (d)(ii), then the total rent shall be computed by assuming that Tenant’s share of excess taxes, Tenant’s share of excess operating costs and Tenant’s share of excess electrical costs, if applicable under the provisions of this Lease, would be, for the balance of the unexpired Term from the date of such notice, the amount thereof (if any) for the immediately preceding annual period payable by Tenant to Landlord.

(e)	In case of any Event of Default and re-entry, dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease (it being agreed by Landlord that Tenant shall not be otherwise liable hereunder as to such periods beyond the Term of this Lease, and/or beyond any Option Term(s) exercised by Tenant) and may grant concessions, abatements or free rent to the extent that Landlord reasonably considers advisable or necessary to re-let the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its reasonable judgment considers advisable or necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

(f)	The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for. Further, nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

7.2	Landlord’s Default

Landlord shall in no event be in “Default” in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days after notice by Tenant to Landlord specifying wherein Landlord has failed to perform any such obligation or, if such failure is of a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly to remedy the same within such thirty (30) day period and to prosecute such remedy to completion with diligence.

7.3	Self-Help

If Landlord shall at any time fail to perform any Tenant Self-Help Obligation, as hereinafter defined, and should such failure continue beyond the applicable grace period set forth in Section 7.2, Tenant may, but shall not be obligated so to do, after ten (10) days’ written notice (except that, in the case of emergency or imminent threat to the safety of occupants in the Premises or material property damage within the Premises, upon such shorter notice as may be reasonably practicable under the circumstances), to and demand upon Landlord explicitly setting forth the basis for Tenant’s claim of default and specifying that Tenant intends to invoke Tenant’s rights under this Section 7.3 (“Tenant’s Self Help Notice”), and without waiving, or releasing Landlord from, any obligations of Landlord in this Lease contained, perform such Tenant Self-Help Obligation in such manner and to such extent as may be reasonably necessary. For the purposes hereof, “Tenant Self-Help Obligations” shall be defined as any service, maintenance, repair or other obligation that Landlord is obligated to provide or perform pursuant to the provisions of this Lease, except for any service, maintenance or repair which (a) requires work outside of the Premises (except for components of systems which may be located outside of the Premises but which exclusively serve the Premises, provided that Tenant’s exercise of its rights under this Section 7.3 will in no way affect Landlord’s operation of the Building or other tenants or occupants of the Building), or (b) might affect other tenants or occupants of the Building or the Office Park. Without limiting the foregoing, maintenance and repairs to the roof, structure, common Building systems and the public areas and amenities, plazas, common areas and other non-leasable areas of the Office Park (the “Common Areas”) shall not be considered to be Tenant Self-Help Obligations. All sums reasonably so incurred and paid by Tenant and all reasonable and necessary costs and expenses of Tenant incidental to Tenant’s proper exercise of self help rights pursuant to this Section 7.3, together with interest thereon at the Applicable Rate (as defined in Section 9.16) from the date of the making of such expenditures by Tenant, shall be payable to the Tenant within thirty (30) days of Tenant’s furnishing Landlord an invoice therefor, accompanied by reasonable substantiation, and Landlord covenants to pay any such sum or sums with interest as aforesaid if not timely paid. If Landlord fails to reimburse Tenant for the sums paid by Tenant within thirty (30) days of Tenant’s invoice (together with supporting documentation), and Landlord has not, within ten (10) business days of its receipt of such invoice, given written notice to Tenant objecting to such demand and stating that Landlord has filed suit in a court of competent jurisdiction to determine whether or not Tenant had validly exercised its self-help right hereunder (or if Landlord has timely disputed Tenant’s invoice, has filed suit and has thereafter failed to pay Tenant the amount of any final, unappealable award against Landlord within thirty (30) days after the issuance thereof) then subject to the last sentence of this paragraph, Tenant shall have the right to offset the amount of such sums demanded by Tenant (together with any attorneys’ fees and costs to which Tenant may be entitled pursuant to Section 9.29 of this Lease if there has been a final, unappealable award against Landlord) against the Annual Fixed Rent and Additional Rent payable under this Lease until offset in full. Notwithstanding the foregoing, Tenant shall have no right to reduce any monthly installment of Annual Fixed Rent by more than twenty percent (20%) of the amount of Annual Fixed Rent which would otherwise have been due and payable by Tenant to Landlord, unless the aggregate amount of such deductions over the remainder of the Lease Term (as the same may have been extended) will be insufficient to fully reimburse Tenant for the amount demanded by Tenant, in which event Tenant may effect such offset by making deductions from each monthly installment of Annual Fixed Rent, Additional Rent and other charges payable by Tenant under this Lease in equal monthly amounts which are in excess of such twenty percent (20%) amount over the balance of the remainder of the Lease Term.

ARTICLE VIII
Insurance and Indemnity

8.1	Tenant’s Indemnity

(a) Indemnity. To the fullest extent permitted by law, but subject to the limitations in Section 8.13 of this Article (waiver of subrogation) and Section 9.3, Tenant waives any right to contribution against the Landlord Parties (as defined in Section 8.1(g)) and agrees to indemnify and save harmless the Landlord Parties from and against all claims of whatever nature by a third party arising from or claimed to have arisen from (i) any act, omission or negligence of the Tenant Parties (as defined in Section 8.1(g)); (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in the Premises (as defined in Section 2.1) from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Premises A Commencement Date with respect to Premises A and the Premises B Commencement Date with respect to Premises B, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long after the end of the Lease Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Building, or on common areas within the Office Park, where such accident, injury or damage results, or is claimed to have resulted, from the act, omission, fault, negligence or misconduct on the part of any of the Tenant Parties; or (iv) any breach of this Lease by Tenant; and, except to the extent of Tenant’s liability expressly set forth under Section 9.17 of this Lease, Tenant shall in no event be liable for any indirect or consequential damages. Tenant shall pay such indemnified amounts as they are incurred by the Landlord Parties, subject to the terms and provisions of this Lease. Landlord shall provide notice of any such claim to Tenant within a reasonable period following Landlord’s becoming aware of such claim. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of the Landlord Parties may have under this Lease or the common law. Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to indemnify a Landlord Party for any claims to the extent that such Landlord Party’s damages result from the negligence or willful misconduct or breach of this Lease by any of the Landlord Parties.

(b) Breach. In the event that Tenant breaches any of its indemnity obligations under this Section 8.1: (i) Tenant shall pay to the Landlord Parties all liabilities, loss, cost, or expense (including attorney’s fees) incurred as a result of said breach; and (ii) the Landlord Parties may deduct and offset from any amounts due to Tenant under this Lease any amounts owed by Tenant pursuant to this Section 8.1(b) if not paid by Tenant within ten (10) business days after written notice specifying such amounts, accompanied by reasonable evidence of the amounts incurred, such as paid invoices.

(c) No limitation. The indemnification obligations under this Section 8.1 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.

(d) Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties in a form reasonably acceptable to Landlord, in conformance with the terms and provisions of this Lease.

(e) Survival. The terms of this Section 8.1 shall survive any termination or expiration of this Lease with respect to such applicable matters or occurrences occurring prior to the termination or earlier expiration of this Lease.

(f) Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance) or otherwise by counsel reasonably satisfactory to the Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties.

(g) Landlord Parties and Tenant Parties. The term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agents for the Building, each mortgagee (if any), each ground lessor (if any), and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

(h) The provisions of this Section 8.1 are subject to the provisions of Section 8.13 (Waiver of Subrogation) hereof.

8.1.1 Landlord’s Indemnity.

Subject to the limitations set forth in Section 8.2, Section 8.13 and Section 9.3 of this Lease, Landlord agrees to indemnify and save harmless Tenant from and against any claim by a third party arising from any injury to any person occurring in the Premises or in the Property after the date that possession of the Premises, or any portion thereof, is first delivered to Tenant and until the expiration or earlier termination of the Lease Term, to the extent such injury results from the negligence or willful misconduct of Landlord or any of the Landlord Parties, or from any breach or default by Landlord in the performance or observance of its covenants or obligations under this Lease; provided, however, that in no event shall the aforesaid indemnity render Landlord responsible or liable for any loss or damage to fixtures, personal property or other property of Tenant, and Landlord shall in no event be liable for any indirect or consequential damages. Notwithstanding anything contained herein to the contrary, Landlord shall not be obligated to indemnify any Tenant Parties (as defined in Section 8.1(g)) for any claims to the extent that such Tenant Party’s damages, claims, losses or the like result from the act, omission, negligence or willful misconduct or breach of this Lease by any of the Tenant Parties. Tenant shall provide notice of any such third party claim to Landlord as soon as practicable. Landlord shall have the right, but not the duty, to defend the claim. The provisions of this Section 8.1.1 shall not be applicable to the holder of any mortgage now or hereafter on the Property or Building (whether or not such holder shall be a mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents respecting the Property or Building), except to the extent of liability insurance maintained by such holder. The terms of this Section 8.1.1 shall survive any termination or expiration of this Lease with respect to such applicable matters or occurrences occurring prior to the termination or earlier expiration of this Lease.

8.2	Tenant’s Risk

Tenant agrees to use and occupy the Premises, and to use such other portions of the Building, the Site and the Office Park as Tenant is given the right to use by this Lease at Tenant’s own risk, provided however, that the foregoing shall not limit Landlord’s obligations as expressly stated in this Lease. Except as expressly provided in this Lease but subject to the limitations in Section 9.3 of this Lease and the waiver of subrogation set forth in Section 8.13 of this Lease, the Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises, the Building, the Property or the Office Park, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other tenants of the Office Park or of any other person or persons, or any leakage in any part or portion of the Premises or the Building or the Property, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or the Property, or from drains, pipes or plumbing fixtures in the Building or the Property. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise. The provisions of this section shall be applicable to the fullest extent permitted by law, and until the expiration or earlier termination of the Lease Term, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

8.3	Tenant’s Commercial General Liability Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Premises A Commencement Date with respect to Premises A and the Premises B Commencement Date with respect to Premises B, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereafter, a policy of commercial general liability insurance (“CGL insurance”), on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another Commercial General Liability “occurrence” form providing equivalent coverage. Such CGL insurance shall include broad form contractual liability coverage, specifically covering this Lease as an insured contract. The minimum limits of liability of such insurance shall be Five Million Dollars ($5,000,000) per occurrence, which may be satisfied through a combination of primary and excess/umbrella insurance. In addition, in the event Tenant hosts a function in the Premises, in the Building or on the Property, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.

8.4	Tenant’s Property Insurance

Tenant shall maintain at all times during the Term of the Lease, and during such earlier time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and continuing thereafter so long as Tenant is in occupancy of any part of the Premises, business interruption insurance and insurance against loss or damage covered by the so-called “all risk” type insurance coverage with respect to Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise, and all alterations, improvements and other modifications made by or on behalf of the Tenant in the Premises (other than Landlord’s Work) or existing in the Premises as of the date of this Lease, and other personal property of Tenant located at the Premises (collectively “Tenant’s Property”). The business interruption insurance required by this Section 8.4 shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Annual Fixed Rent then in effect during any year during the Term, plus any Additional Rent due and payable for the immediately preceding year during the Term. The “all risk” insurance required by this section shall be in an amount at least equal to the full replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work. Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the “all risk” and builder’s risk policies required by this Lease. In the event of loss or damage covered by the “all risk” insurance required by this Lease, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article VI. To the extent that Landlord is obligated to perform the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the “all risk” insurance covering the loss or damage. To the extent Tenant is obligated to perform the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the “all risk” insurance covering the loss or damage. If both Landlord and Tenant are obligated to perform the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated pursuant to Article VI), the insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.

8.5	Tenant’s Other Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Premises A Commencement Date with respect to Premises A and the Premises B Commencement Date with respect to Premises B, and thereafter throughout the end of the Term, and after the end of the Term for so long after the end of the Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereafter, (1) comprehensive automobile liability insurance (covering any automobiles owned or operated by Tenant at the Site) issued on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97 or other form providing equivalent coverage; (2) worker’s compensation insurance or participation in a monopolistic state workers’ compensation fund; and (3) employer’s liability insurance or (in a monopolistic state) Stop Gap Liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Premises are located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

8.6	Requirements for Tenant’s Insurance

All insurance required to be maintained by Tenant and Landlord pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing in the Commonwealth of Massachusetts and that have a rating of at least “A-” and are within a financial size category of not less than “Class VIII” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All insurance required to be maintained by Tenant shall: (1) be in form and content acceptable to Landlord in its reasonable discretion; (2) be primary and noncontributory (including all primary and excess/umbrella policies); and (3) contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance, or change in coverage without the insurer first giving Landlord at least ten (10) days’ prior written notice (by certified or registered mail, return receipt requested, or by fax or email) of such proposed action. No insurance policy required to be maintained by Tenant shall contain any deductible or self-insured retention greater than One Hundred Thousand Dollars ($100,000.00) for property insurance and Twenty Five Thousand Dollars ($25,000.00) for commercial general liability insurance. Such deductibles and self-insured retentions shall be deemed to be “insurance” for purposes of the waiver of subrogation in Section 8.13 below. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried by similar tenants with respect to similar properties in the Boston/MetroWest Metropolitan area in which the Premises are located. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord may, at its option, on five (5) business days’ notice to Tenant (if not cured by Tenant within said five (5) business day period), procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) business days after delivery to Tenant of bills therefor. Any or all of Tenant’s insurance may be provided by blanket coverage maintained by Tenant, provided that such policies shall in all other respects comply with the requirements of this Article 8 and the amount of insurance allocable to the Premises shall at all times be not less than the amounts required under this Article 8.

8.7	Additional Insureds

To the fullest extent permitted by law, the commercial general liability and automobile liability insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 8.3 of this Lease, shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time as “additional insureds” with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively “Additional Insureds”). Such commercial general liability insurance shall provide primary coverage as to claims arising out of Tenant’s use or occupancy of the Premises and without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation as provided in Section 8.13 against each Additional Insured. For the avoidance of doubt, each primary policy and each excess/umbrella policy for commercial general liability through which Tenant satisfies its obligations under this Section 8.7 must provide coverage to the Additional Insureds that is primary and non-contributory.

8.8	Certificates of Insurance

On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Premises A Commencement Date with respect to Premises A and the Premises B Commencement Date with respect to Premises B, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, at least ten (10) days prior to the renewal date of each policy for which a certificate was furnished (acceptable forms of such certificates as of the date hereof for liability and property insurance, respectively, are attached as Exhibit I, however, other forms may, in Landlord’s reasonable discretion, be acceptable). In jurisdictions requiring mandatory participation in a monopolistic state workers’ compensation fund, the insurance certificate requirements for the coverage required for workers’ compensation will be satisfied by a letter from the appropriate state agency confirming participation in accordance with statutory requirements. Such current participation letters required by this Section 8.8 shall be provided every six (6) months for the duration of this Lease. Failure by the Tenant to provide the certificates or letters required by this Section 8.8 shall not be deemed to be a waiver of the requirements in this Section 8.8. Upon request by Landlord, but not more than once annually, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within ten (10) days following Landlord’s request.

8.9	Subtenants and Other Occupants

Tenant shall require its subtenants and other occupants of the Premises (other than individual employees) to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify the Landlord Parties to the same extent that Tenant is required to indemnify the Landlord Parties pursuant to Section 8.1 above (to the extent applicable to the use and occupancy of the subleased premises and the Building by such subtenants), and to maintain insurance that meets the requirements of this Article, and otherwise to comply with the requirements of this Article. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant or other occupant or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives first enters the Premises or (ii) the commencement of the sublease. Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

8.10	No Violation of Building Policies

Tenant shall not commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Property and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Property or the property of Landlord in amounts reasonably satisfactory to Landlord.

8.11	Tenant to Pay Premium Increases

If, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Property and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than they otherwise would be, Tenant shall reimburse Landlord and/or the other tenants and subtenants in the Building for the additional insurance premiums thereafter paid by Landlord or by any of the other tenants and subtenants in the Building which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time on Landlord’s demand.

8.12	Landlord’s Insurance

(a) Required insurance. Landlord shall maintain (i) insurance against loss or damage with respect to the Building and the Premises on an “all risk” type insurance form, with customary exceptions, subject to such commercially reasonable deductibles, and/or self-insured retentions, as Landlord may determine, in Landlord’s reasonable discretion, in an amount equal to at least the full (100%) replacement value of the Building (exclusive of footings and foundations), and (ii) commercial general liability insurance with respect to the Building and the Property in an amount not less than $5,000,000 per occurrence, which may be satisfied through a combination of primary and excess/umbrella insurance. Landlord shall also maintain such insurance with respect to any improvements, alterations, and fixtures of Tenant located at the Premises to the extent paid for by Landlord (including Landlord’s Work). The cost of such insurance, and such commercially reasonable deductibles, shall be treated as a part of Landlord’s Operating Expenses. Such insurance shall be maintained with an insurance company selected by Landlord pursuant to Section 8.6. Payment for losses thereunder shall be made solely to Landlord, as the insured and loss payee.

(b) Optional insurance. Landlord may maintain such additional insurance with respect to the Building and the Property, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its reasonable discretion elect. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage on the Building or Property; provided, however, with respect to insurance coverages required to be carried by a holder of a mortgage, such coverages are of the type and amounts customarily required to be carried by lenders of comparable class A, multi-tenant office buildings in the Boston West Suburban market. The cost of all such additional insurance shall also be part of the Landlord’s Operating Expenses.

(c) Blanket and self-insurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Landlord’s Operating Expenses shall include the portion of the reasonable premium cost (i.e., meaning similar to third-party out-of-pocket premium costs for comparable first-class office buildings) of blanket insurance or self-insurance that is allocated to the Building.

(d) No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

8.13	Waiver of Subrogation

To the fullest extent permitted by law, the parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any property claim against the other, and in the case of Landlord, against all “Tenant Parties” (as hereinafter defined), and in the case of Tenant, against all “Landlord Parties” (as hereinafter defined), for any property loss or property damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any property insurance policy or coverage required by this Lease or which would have been so insured had the party carried the property insurance it was required to carry hereunder or to the extent of any greater amounts or types of property insurance coverage actually carried by such party. Tenant shall obtain from its subtenants and other occupants of the Premises (other than individual employees) a similar waiver and release of property claims against any or all of Tenant or Landlord. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises other than individual employees) shall procure an appropriate clause in, or endorsement on, any property insurance policy or coverage required by this Lease pursuant to which the insurance company so waives such rights of subrogation. The property insurance policies or coverages required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section by such insurers. The parties hereto covenant that no property insurer shall hold any right of subrogation against the parties hereto by virtue of such property insurance policy.

8.14	Tenant’s Work

During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld or delayed. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this Section 8.14 shall name Landlord, Landlord’s managing agent, and such other persons who have an insurable interest hereunder, as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to their work or services (collectively “Additional Insureds”). Such insurance shall provide primary coverage with respect to liability arising out of or related to the work or services of Tenant’s contractors and subcontractors, without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation as to property damage against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this Section 8.14.

ARTICLE IX
Miscellaneous Provisions

9.1	Waiver

Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder.

No waiver by Landlord of any condition of this Lease, nor any failure by Tenant to deliver any security deposit, letter of credit, pre-paid rent, financial information, guaranty or other item required upon the execution and delivery of this Lease, shall be construed as excusing satisfaction of any such condition or the delivery of any such item by Tenant, and Landlord reserves the right to declare the failure of Tenant to satisfy any such condition or deliver any such item an Event of Default under this Lease. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant. No payment by Landlord, or acceptance by Tenant, of a lesser amount than shall be due from Landlord to Tenant shall be treated otherwise than as a payment on account. The acceptance by Tenant of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Tenant may accept such check without prejudice to any other rights or remedies which Tenant may have against Landlord.

Notwithstanding anything to the contrary contained in this Lease, either expressed or implied, Landlord and Tenant expressly covenant and agree that in the event either party’s consent, approval, judgment, or the like is reserved, required, needed or the like, that such party’s consent, approval, judgment, or the like, shall not be unreasonably withheld or delayed unless this Lease contains an express provision with respect thereto that such party’s consent, approval, judgment, or the like, is expressly reserved to be within the “sole” discretion of such party.

9.2	Cumulative Remedies

Except as expressly provided in this Lease, including, without limitation, Section 4.2 and Article VI, the specific remedies to which Landlord or Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may be lawfully entitled in case of any breach or threatened breach by Tenant or Landlord, as the case may be, of any provisions of this Lease. In addition to the other remedies provided in this Lease, each of Tenant and Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

9.3	Quiet Enjoyment

This Lease is subject and subordinate to all matters of record as of the date of this Lease and to all matters of record hereafter recorded and affecting the Property (provided that, except with respect to any future leases or mortgages which shall be governed by Section 9.5 and Section 9.14 of this Lease, respectively, any such future matters of record to which this Lease is subject and subordinate shall not materially adversely affect Tenant’s rights, remedies or obligations under this Lease in any material way). Provided there is no Event of Default, Tenant shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord), without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant, subject, however, to the terms of this Lease; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied; and it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors, including ground or master lessees, only with respect to breaches occurring during Landlord’s or Landlord’s successors’ respective ownership of Landlord’s interest hereunder, as the case may be.

Further, Tenant specifically agrees to look solely to Landlord’s then equity interest in the Building and Office Park at the time owned, or in which Landlord holds an interest as ground lessee, and Landlord’s interest in the proceeds of any insurance policies (including, without limitation, any self-insurance) or any condemnation award attributable thereto (but in the case of liability insurance and self-insurance only to the extent of an unsatisfied loss event covered by Landlord’s indemnification obligation under Section 8.1.1 hereof, and with respect to any property insurance policy or condemnation award, Tenant’s right to reach such proceeds shall be subject to the rights of Landlord’s mortgagees and to Landlord’s right to use such proceeds for the repair and restoration purposes) for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (original or successor), nor any beneficiary of any trust of which any person holding Landlord’s interest is trustee, nor any member, manager, partner, director or stockholder, nor Landlord’s managing agent, shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or any action not involving the personal liability of Landlord (original or successor), any successor trustee to the persons named herein as Landlord, or any beneficiary of any trust of which any person holding Landlord’s interest is trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent to respond in monetary damages from Landlord’s assets other than from Landlord’s equity interest aforesaid in the Building and Office Park, but in no event, except as expressly provided in this Lease, shall Tenant have the right to terminate or cancel this Lease or, except as provided in this Lease, to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, and in any event (except in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing) after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same). In no event shall Landlord ever be liable to Tenant for any indirect or consequential damages or loss of profits or the like. Provided and so long as the named Tenant is a corporation or other legal entity which is entitled to limited liability under applicable Legal Requirements, Landlord agrees to look solely to the assets of Tenant to enforce Tenant’s obligations hereunder and no existing or future partner, shareholder, director, officer, principal, agent, member or employee of Tenant shall be personally liable for the performance of Tenant’s obligations under this Lease.

Notwithstanding anything in this Lease to the contrary, except for Tenant’s liability under Section 9.17 of this Lease, in no event shall either party be liable to the other for any loss of business, loss of profits or the like or any other indirect, punitive or consequential damages suffered by such party from whatever cause.

9.4	Notice to Mortgagee and Ground Lessor

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as a part of the demised premises, no default or breach notice from Tenant to Landlord shall be effective as to such holder or ground lessor unless and until such default or breach notice is given to such holder or ground lessor, and the curing of any of Landlord’s defaults or breaches by such holder or ground lessor within a reasonable time thereafter (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 9.4 or Section 9.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest). If any mortgage is listed on Exhibit J then the same shall constitute notice from the holder of such mortgage for the purposes of this Section 9.4. Further no Annual Fixed Rent or Additional Rent may be paid by Tenant more than thirty (30) days or one installment payment, in advance except with the prior written consent of all holder(s) of such mortgages and ground leases, and any such payment without such consent shall not be binding on such holder(s).

9.5	Assignment of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)	That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elects, or such holder takes possession of the Premises or Building; and

(b)	That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor.

In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption by such purchaser-lessor, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder subject to the provisions of Section 9.3 hereof. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser agrees to recognize, pursuant to a commercially reasonable non-disturbance agreement mutually agreed to by Tenant and such purchaser, this Lease and the rights, remedies and obligations of Tenant expressly provided herein this Lease upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder and provided that Tenant agrees to attorn to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

9.6	Surrender

No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

9.7	Brokerage

(A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the Broker; and in the event any claim is made against the Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld or delayed) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the Broker; and in the event any claim is made against the Tenant relative to dealings by Landlord with brokers other than the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld or delayed) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the Broker for the Original Term of this Lease pursuant to a separate written agreement.

9.8	Invalidity of Particular Provisions

If any term or provision of this Lease, including but not limited to any waiver of contribution or claims, indemnity, obligation, or limitation of liability or of damages, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

9.9	Provisions Binding, Etc

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to subletting or assignment by Tenant.

9.10	Recording; Confidentiality

Tenant agrees not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to both Landlord’s and Tenant’s attorneys. In no event shall such document set forth rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Notwithstanding that Tenant is a public company, Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law, including, without limitation, as required to satisfy filing requirements of a public company (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, accountants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order; provided, however, that the requirements set forth in this sentence shall not apply to the disclosure of this Lease to the extent required to satisfy filing requirements of a public company. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

9.11	Notices

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notice shall be in writing (and no inference shall be drawn from the fact that certain provisions of this Lease require “written notice” where others simply require “notice”) and shall be sent by overnight commercial courier (which obtains a signature upon delivery) or by registered or certified mail, with postage or delivery charges prepaid, as the case may be:

If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice) with a copy to Landlord, Attention: Regional General Counsel.

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Premises A Commencement Date the address of Tenant shall be the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice) with a copy to Tenant, Attention: General Counsel, and a copy to Holiday Law Firm P.C., 27 Mica Lane, Suite 101, Wellesley Hills, MA 02481 Attention: Michael Holiday, Esq.

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was first attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective five (5) business days after such notice is sent as provided hereinabove.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective. Any notice given by an attorney on behalf of Tenant shall be considered as given by Tenant and shall be fully effective.

Time is of the essence with respect to any and all notices and periods for giving notice or taking any action thereto under this Lease to the extent that a specific time period for such action is provided in this Lease.

9.12	When Lease Becomes Binding and Authority

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord or Tenant shall alter, change or modify any of the provisions hereof. Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this Lease and that the person signing this Lease on behalf of Landlord and Tenant has been duly authorized to do so.

9.13	Section Headings

The titles of the Articles throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

9.14	Rights of Mortgagee

Subject to the terms and conditions of this Section 9.14, the lien of this Lease shall be subject and subordinate to the lien of any mortgage now or hereafter on the Site or the Building, or both, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor, provided that, as a condition precedent to such subordination, the holder of any mortgage hereafter encumbering the Building agrees in writing, in recordable form, to recognize this Lease and the rights of Tenant under this Lease so long as there is no Event of Default and Tenant attorns to the mortgagee and its successors, pursuant to the terms and conditions of a subordination, non-disturbance and attornment agreement in the customary form required by such holder, with such commercially reasonable changes as Tenant may request (“SNDA”). In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then, this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the date of this Lease, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

Landlord hereby represents that as of the date of this Lease, there is no mortgage or ground lease currently encumbering the Building.

9.15	Status Reports and Financial Statements

(A) Recognizing that either party may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers, transferees, subtenants, assignees or the like, the then current status of performance hereunder, each party, on the request of the other made from time to time, will promptly furnish to the other, or any existing or potential holder of any mortgage encumbering the Premises, the Building, the Site and/or the Property or any potential purchaser, transferees, subtenants, assignees or the like of this Lease, or of all or a portion of the Premises, the Building, the Site and/or the Property (each an “Interested Party”), a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. Any such status statement delivered by Tenant and/or Landlord pursuant to this Section 9.15(A) may be relied upon by any Interested Party but without such statement amending or modifying any of the terms of this Lease.

(B) For so long as Tenant is a publicly-traded entity and timely files its financial statements with the Securities and Exchange Commission under and with Forms 10Q and 10K, Tenant shall have no obligation to deliver financial statements to Landlord. In the event that Tenant ceases to be a publicly-traded entity for reporting purposes, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, upon Landlord’s written request given not more than once in any 12-month period, Tenant’s most recent audited financial statements of Tenant, or if Tenant does not have its financials audited, Tenant shall provide financial statements certified by the appropriate accounting or finance officer of Tenant, including, but not limited to, a balance sheet, income statement and cash flow statements which financial statements shall include sufficient detail and information for Landlord to assess Tenant’s financial condition. Such financial statements may, as requested by Landlord, include financial statements for the past three (3) years (if available), and any such status statement and/or financial statement delivered by Tenant pursuant to this Section 9.15 may be relied upon by any Interested Party. Landlord and any Interested Party to whom Tenant directly provides such information shall keep any non-public information provided by Tenant pursuant to this Section 9.15(B) confidential, and shall not disclose the same other than (i) on a need to know basis to Landlord’s officers, employees and consultants (or to any of the Interested Parties), all of whom shall be instructed to keep such information confidential, or (ii) to the extent required by applicable law or by any administrative, governmental or judicial proceeding.

9.16	Landlord’s Self-Help

If Tenant shall at any time default in the performance of any obligation under this Lease beyond notice and the expiration of any applicable cure periods as expressly set forth in this Lease (although notice and cure shall not be required either in an emergency or where Tenant has alleged in written notice to Landlord that an unsafe or dangerous condition exists), Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other reasonable act. All sums so paid by Landlord (together with interest at the rate of two and one-half percentage points over the then prevailing prime rate in Boston as set by Bank of America, N.A., or its successor (but in no event greater than the maximum rate permitted by applicable law) (the “Applicable Rate”) and all costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Additional Rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

9.17	Holding Over

Any holding over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to (i) for the first thirty (30) days of such holdover at the greater of (x) 150% of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease, or (y) the fair market rental value of the Premises; and (ii) thereafter, at the greater of (a) 200% of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease, or (b) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the Term of this Lease; provided, however, Tenant shall not be liable for indirect or consequential damages suffered by Landlord on account of any such holding over by Tenant unless such holding over continues for more than thirty (30) days after the expiration of the Term of this Lease. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All of Tenant’s Property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

9.18	Extension Option

(A) On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the option to extend and as of the commencement of the Extended Term in question (i) there exists no Event of Default (defined in Section 7.1), (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet more than thirty percent (30%) of the Premises (except for an assignment or subletting permitted without Landlord’s consent under Section 5.6.4 hereof and/or occupancy by a Permitted Occupant pursuant to Section 5.6.7), Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent and the Base Operating Expenses and Base Taxes which shall be adjusted during the option period as hereinbelow set forth) for one (1) period of five (5) years as hereinafter set forth. The option period is sometimes herein referred to as the “Extended Term.” Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of such option.

(B) If Tenant desires to exercise said option to extend the Term, then Tenant shall give notice to Landlord (the “Extension Exercise Notice”), not earlier than twenty-one (21) months nor later than fifteen (15) months prior to the expiration of the Term as it may have been previously extended hereunder of Tenant’s election to extend together with a request for Landlord’s quotation of the Prevailing Market Rent (as defined in Exhibit K attached hereto) for the Premises as of the commencement date of the extension period, such quotation to be based on the use of the Premises as first class office space utilizing properties of a similar character within the Boston West Suburban market (including premises within the Property if at the time such quotation is requested such premises shall be available for rent). Within thirty (30) days after Landlord’s receipt of the Extension Exercise Notice, Landlord shall provide Landlord’s quotation to Tenant of a proposed Prevailing Market Rent for the Premises for the Extended Term (“Landlord’s Rent Quotation”). If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of the Prevailing Market Rent for such Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for a thirty (30) days following the expiration of the Negotiation Period, to make a written request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit K) for such Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit K. If Tenant does not timely request the Broker Determination, then Annual Fixed Rent for the Premises during the Extended Term shall be equal to Landlord’s Rent Quotation for Annual Fixed Rent.

(C) Upon the giving of the Exercise Notice by Tenant to Landlord exercising Tenant’s option to extend the Lease Term in accordance with the provisions of Section 9.18(B) above, then this Lease and the Lease Term hereof shall automatically be deemed extended for the Extended Term, without the necessity for the execution of any additional documents (except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the Premises for the Extended Term as determine in the relevant manner set forth in this Section 9.18) upon all of the same terms and conditions in this Lease, except that (i) the Annual Fixed Rent for the Premises for the Extended Term shall be the amount determined pursuant to this Section 9.18; (ii) during the Extended Term, the Base Operating Expenses will be the Landlord’s Operating Expenses for the calendar year in which the Extended Term commences and the Base Taxes will be the Landlord’s Tax Expenses for the fiscal tax year in which the Extended Term commences; (iii) the only extension option shall be the one set forth in this Section 9.18; and (iv) all references herein to the Term or the term of this Lease shall be construed as referring to the Term, as so extended, unless the context clearly otherwise requires.

9.19	Security Deposit

Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of Three Hundred Sixteen Thousand Five Hundred Eighty and 84/100 Dollars ($316,580.84) and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if applicable), unless sooner returned to Tenant as provided in this Section 9.19, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”). The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service, (ii) be substantially in the form attached hereto as Exhibit G or such other form as is reasonably approved by Landlord, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge, and (v) provide that any notices to Landlord be sent to the notice address provided for Landlord in this Lease. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if the financial condition of such issuer changes in any other material adverse way, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within thirty (30) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit. Any such Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is ninety (90) days subsequent to the scheduled expiration of this Lease (as the same may be extended) or if the issuer will not grant automatic renewals, the Letter of Credit shall be renewed by Tenant each year and each such renewal shall be delivered to and received by Landlord not later than sixty (60) days before the expiration of the then current Letter of Credit (herein called a “Renewal Presentation Date”). In the event of a failure to so deliver any such renewal Letter of Credit on or before the applicable Renewal Presentation Date, Landlord shall be entitled to present the then existing Letter of Credit for payment and to receive the proceeds thereof, which proceeds shall be held as Tenant’s security deposit, subject to the terms of this Section 9.19. Any failure or refusal to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligation hereunder with regard to the security deposit. Upon the occurrence of any default of Tenant beyond notice (the delivery of which shall not be required for purposes of this Section 9.19 if Landlord is prevented or prohibited from delivering the same under applicable law, including, but not limited to, all applicable bankruptcy and insolvency law) and the expiration of any applicable cure periods (except that no notice and cure period shall be required for purposes of this Section 9.19 with respect to any default by Tenant hereunder if, at the time of such default, any of the events set forth in Section 7.1(a) clauses (vii) or (viii) shall have occurred with or without the acquiescence of Tenant), Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord’s damages arising from such default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) days after notice from Landlord deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 9.19. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the lessor in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless and except to the extent such deposit shall have been received in hand by such holder or ground lessor.

Tenant not then being in default after notice and the expiration of the applicable cure period, including the payment of all Annual Fixed Rent, Landlord shall promptly return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 9.19, to Tenant on the expiration or earlier termination of the term of this Lease (as the same may have been extended) and surrender of possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time.

If, as of the fifth anniversary of the Premises B Commencement Date (the “Reduction Review Date”), (i) there is no Event of Default in existence and there has not been any monetary or material non-monetary Event of Default by Tenant during the one year period prior to such Reduction Review Date, and (ii) Landlord has not previously drawn upon the Letter of Credit (the “Reduction Conditions”), the amount of the Letter of Credit shall be reduced by One Hundred Fifty-Eight Thousand Two Hundred Ninety and 42/100 Dollars ($158,290.42) (“Reduction Amount”). If Tenant believes that it has satisfied all of the Reduction Conditions, then it shall request such reduction in writing to Landlord, which request shall certify to Landlord that all such Reduction Conditions have been satisfied. Promptly after Landlord’s receipt of Tenant’s request for a reduction of the Letter of Credit for the Reduction Amount, Landlord shall determine whether all of the Reduction Conditions are met and, if so, Landlord shall, at Tenant’s election, effect the return of the Reduction Amount by either accepting an amendment to the Letter of Credit which Landlord is then holding (which amendment shall be in form and substance reasonably acceptable to Landlord and in compliance with this Section 9.19) or by exchanging the Letter of Credit which Landlord is then holding for a substitute Letter of Credit complying with the requirements of this Section 9.19 in the appropriate amount. No Letter of Credit shall automatically reduce, but any reduction in the amount thereof shall require Landlord’s prior written notice or consent to the issuer of the Letter of Credit of the reduced amount.

9.20	Late Payment

Subject to the last sentence hereof, if Landlord shall not have received any payment or installment of Annual Fixed Rent, Operating Expenses Allocable to the Premises, Landlord’s Tax Expenses Allocable to the Premises, electricity charges or similar regular recurring payments of Additional Rent due from Tenant under this Lease (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Bank of America, N.A. (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand. Landlord agrees to waive the late charge due hereunder for the first late payment by Tenant under this Lease each calendar year, provided that Landlord receives such payment from Tenant within five (5) business days after notice to Tenant of such nonpayment.

9.21	Building Renovation

Subject to and conditioned upon Landlord’s receipt of all necessary licenses, permits and approvals, which Landlord covenants to diligently file for and use reasonable efforts to obtain, Landlord shall, at Landlord’s expense, perform the renovation work set forth on Exhibit F attached hereto and incorporated herein (the “Building Renovations Work”) substantially in accordance with plans and specifications prepared by Landlord. Landlord covenants the expenses and cost therefor in permitting, constructing and completing such Building Renovations Work shall not be included in Operating Expenses hereunder in this Lease; it being expressly understood and agreed that, after the completion of construction thereof, the costs and expenses to operate and maintain such Building Renovations Work shall be includable in Operating Expenses, pursuant to the terms and provisions of Section 2.6 of this Lease.

Subject to any prevention, delay or stoppage due to events of Force Majeure or attributable to any acts, omissions or interference by Tenant or any of Tenant’s agents, employees or contractors, Landlord shall use reasonable speed and diligence in the construction and completion of the Building Renovations (the “Building Renovation Work”) so as to have the Building Renovations Work substantially completed on or prior to Scheduled Completion Dates for each such Building Renovations Work set forth on such Exhibit F, provided, however, the failure of the Building Renovations Work to be substantially completed by the respective Scheduled Completion Dates set forth on Exhibit F shall in no way affect the validity of this Lease or the obligations of Tenant hereunder and Tenant shall not have any claim against Landlord, and Landlord shall have no liability to Tenant, by reason thereof.

9.22	Tenant’s Payments

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent or additional rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within thirty (30) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent (except as otherwise provided in Section 9.20). Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. Except with respect to payment obligations of Tenant that are subject to Tenant’s rights under Section 2.8 of this Lease (which shall be subject to the terms and conditions of such Section 2.8), if Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within one hundred eighty (180) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. Notwithstanding anything in this Lease to the contrary, if Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed (at no additional cost or charge to Tenant) by a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager, an independent contractor of Landlord or Landlord’s property manager (the “Service Provider”). If Tenant is subject to a charge under this Lease for any such service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord will credit such payment against Additional Rent due from Tenant under this Lease for such service, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under the Lease concerning the provisions of such service.

9.23	Waiver of Trial By Jury

To induce the other party to enter into this Lease, each of Landlord and Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

9.24	Electronic Signatures

The parties acknowledge and agree that this Lease may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature.  Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

9.25	Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of the Commonwealth of Massachusetts, as the same may from time to time exist.

9.26	Light and Air

Tenant agrees that no diminution of light, air or view by any structure (inside or outside the Building) which may hereafter be erected or modified (whether or not by Landlord) shall entitle Tenant to any reduction of rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease. Landlord agrees that no future structure erected by or on behalf of Landlord on any land immediately adjacent to the Site shall materially adversely affect Tenant’s access to or use of the Premises, the Building or the common facilities described in Section 2.1 of this Lease (subject to temporary construction from time to time).

9.27	Name of Building

Tenant shall not use the name of the Building or Office Park for any purpose other than as the address of the business conducted by Tenant in the Premises without the written consent of Landlord. Landlord reserves the right to change the name of the Building and/or the Office Park at any time in its sole discretion by written notice to Tenant and Landlord shall not be liable to Tenant for any loss, cost or expense on account of any such change of name.

9.28	Waiver of Landlord’s Lien.

In connection with the foregoing reservation of remedies by Landlord in Section 7.1(f) of this Lease, notwithstanding anything to the contrary contained in this Lease, either expressed or implied, other than as shall result from a final non-appealable judicial order against Tenant and subject to the terms of this Section 9.28, Landlord shall at no time have any statutory security interest, lien or other such right with respect to any property of Tenant and/or Tenant’s Property, whether located in, on or about the Premises, or otherwise, and Tenant may remove any such property of Tenant from the Premises at any time. The foregoing waiver shall not apply to Landlord’s rights to pursue any and all rights and remedies available to Landlord in connection with any bankruptcy, insolvency, reorganization, liquidation, creditors’ rights or similar proceedings involving Tenant and Tenant’s rights or obligations under this Lease (including any of the proceedings described in clauses (vii) or (viii) of Section 7.1(a) above of this Lease).

9.29	Payment of Litigation Expenses

In the event of litigation or other legal proceeding between Landlord and Tenant relating to the provisions of this Lease or Tenant’s occupancy of the Premises, the losing party shall, upon demand, reimburse the prevailing party for its reasonable costs of prosecuting and/or defending such proceeding (including, without limitation, reasonable attorneys’ fees).

9.30	Force Majeure

As used in this Lease, “Force Majeure” shall mean, collectively and individually, strike, lockout or other labor trouble, fire or other casualty, governmental pre-emption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor, breakdown, accident, or because of war or other emergency (including severe weather emergency), any governmental restriction, inability to obtain or delays in obtaining materials or supplies, acts of God, acts of terrorism, acts of war or civil insurrection, or (i) in the case of repair or restoration or other services or utilities to be furnished by Landlord or other obligations of Landlord under this Lease, any cause beyond Landlord’s reasonable control, or any cause due to any wrongful act of Tenant or any Tenant Party, but shall not include any inability to finance the cost of furnishing or performing the same, or (ii) in the case of a repair or restoration obligation of Tenant, any cause beyond Tenant’s reasonable control, or any cause due to any wrongful act of Landlord or any Landlord Party, but shall not include any inability to finance the cost of furnishing or performing the same. With respect to any obligations of Landlord under this Lease and with respect only to Tenant’s repair and restoration obligations under this Lease, neither Landlord nor Tenant shall be liable for failure to furnish or perform the same, nor shall the same constitute a default hereunder, when it is prevented from doing so by reason of Force Majeure; and any measured time period shall be extended by the period during which Landlord or Tenant is so prevented.

9.31	Card Access to Premises

Tenant shall have the right to install in the Premises its own card key access system, and/or security systems, within and to the Premises, provided (i) Tenant obtains Landlord’s prior written consent in accordance with Section 5.12 of this Lease, (ii) such system is compatible with any security system installed by Landlord and will not adversely affect any of the Building systems, and (iii) Tenant’s employees will still be required to use the Landlord’s access control cards for access to the Building and the Amenities. Tenant shall provide Landlord with a “master” card key so that Landlord shall have access through each entry door of the Premises. Tenant agrees to remove Tenant’s card key access system, and/or security systems, at the end of the Term of this Lease and without any additional notice from Landlord, in conformance with such requirements of Section 5.12, as a Required Removable.

[signatures on next page]

EXECUTED in two or more counterparts each of which shall be deemed to be an original.

WITNESS:	LANDLORD:
/s/ Mathew Murray
BP BAY COLONY LLC, a Delaware limited liability company
BY: BP BAY COLONY HOLDINGS LLC, a Delaware limited
liability company, its sole member
BY: BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware
limited partnership, its member
BY: BOSTON PROPERTIES, INC., a Delaware Corporation, its
general partner
BY:       /s/ David Provost

Name: David Provost

Title: SVP of Leasing

WITNESS:	TENANT:
/s/Paul Cohen	LIONBRIDGE TECHNOLOGIES, INC., a Delaware corporation
By: /s/ Donald M. Muir
Name: Donald M. Muir
Title: Chief Financial Officer
As its Chief Financial Officer, hereunto duly
authorized and not individually and without
personal liability
EXHIBIT A

DESCRIPTION OF OFFICE PARK

Parcel I:

That certain parcel of land situate in Waltham in the County of Middlesex, Commonwealth of Massachusetts, described as follows:

Northeasterly by Winter Street, eight hundred sixty-six and 87/100 feet;

Easterly by land now or formerly of City of Cambridge, four hundred forty-two and 93/100 feet;

Southwesterly by land now or formerly of Waltham Resources Corp., ten hundred and fifty feet; and

Northerly, by three lines measuring together, four hundred fourteen and 19/100 feet,

Northwesterly, by three lines measuring together, seven hundred forty-three and 28/100 feet,

Southwesterly, being a curving line, three hundred sixty-four and 63/100 feet,

Northwesterly, one hundred forty and 15/100 feet,

Northeasterly, ninety-two and 37/100 feet,

Northwesterly, twenty feet,

Northeasterly, three hundred and eighty-three feet, and

Northwesterly, twenty feet, all by Lot 6 as shown on plan hereinafter mentioned.

Said parcel is shown as Lot 5, Sheet 4, on said plan. (Plan No. 41218C).

All of said boundaries are determined by the Land Court to be located as shown on a subdivision plan, as approved by the Land Court, filed in the Land Registration Office, a copy of which is filed in the Registry of Deeds for the South Registry District of Middlesex County in Registration Book 1051, Page 79, with Certificate 184229.

Parcel II:

That certain parcel of land situate in Waltham in the County of Middlesex, Commonwealth of Massachusetts, described as follows:

Northeasterly, by Winter Street, four hundred and one feet,

Southeasterly, twenty feet,

Southwesterly, three hundred and eighty-three feet,

Southeasterly, twenty feet,

Southwesterly, ninety-two and 37/100 feet,

Southeasterly, one hundred forty and 19/100 feet,

Northeasterly, being a curving line, three hundred sixty-four and 63/100 feet,

Southeasterly, by three lines measuring together, seven hundred forty-three and 28/100 feet, and

Southerly, by three lines measuring together, four hundred fourteen and 19/100 feet, all by Lot 5 as shown on plan hereinafter mentioned;

Southwesterly by land now or formerly of Waltham Resources Corp., four hundred eighty-nine and 18/100 feet,

Northerly, four hundred twelve and 10/100 feet, and

Northwesterly, three hundred twenty-six and 44/100 feet, by Lot 7 on said plan; and

Northeasterly, thirteen and 10/100 feet,

Northwesterly, three hundred seventy-nine and 63/100 feet,

Northwesterly, again, four hundred forty-seven and 33/100 feet,

Northeasterly, two hundred five and 91/100 feet, and

Northwesterly, twenty feet, all by Lot 8 on said plan.

Said parcel is shown as Lot 6, Sheet 3, on said plan, (Plan No. 41218C).

All of said boundaries are determined by the Land Court to be located as shown on a subdivision plan, as approved by the Land Court, filed in the Land Registration Office, a copy of which is filed in the Registry of Deeds for the South Registry District of Middlesex County in Registration Book 1051, Page 79, with Certificate 184229.

Parcel III:

Those certain parcels of land situate in Waltham in the County of Middlesex, Commonwealth of Massachusetts, being shown as Lots 10 and 11 on a plan entitled “Land Court Plan of Land in Waltham, Mass., Prepared for: London & Leeds Development Corp., scale: 1”-80’, dated May 2, 1995, prepared by Schofield Brothers of New England, Inc., 1071 Worcester Road, Framingham, Mass. 01701, filed in the Land Registration Office as Land Court Plan No. 41218E.

Parcel IV (Appurtenant Rights):

TOGETHER WITH the rights, easements, benefits and appurtenances in the following instruments:

A.	Declaration of Easement dated April 30, 1984 and filed with the Middlesex South Registry District of the Land Court as Document Number 661086.

B.	Declaration of Restrictions dated October 20, 1983 and recorded with the Middlesex South Registry of Deeds at Book 15274, Page 590.

C.	Grant of Utility Easements dated October 20, 1983 and recorded with the Middlesex South Registry of Deeds at Book 15274, Page 577 and filed with the Middlesex South Registry District of the Land Court as Document Number 649824.

D.	License Agreement dated June 8, 1984 and recorded with the Middlesex South Registry of Deeds at Book 15651, Page 171.

E.	Declaration of Easements and Covenants dated October 30, 1986 and filed with the Land Court as Document number 726257; as amended by First Amendment of Declaration of Easements and Covenants dated December 15, 1997 and filed with the Land Court as Document Number 1049953.

F.	Grant of Drainage Easements dated October 20, 1983 and recorded with the Registry of Deeds at Book 15274, Page 597.